EXHIBIT 4

                                                        AGREEMENT


                                                   DATED 23rd July, 1996


                                                 20,000,000 British Pounds


                                                  REVOLVING CREDIT FACILITY


                                                              FOR


                                                   TRIMAS CORPORATION LIMITED









                                                            ALLEN & OVERY
                                                                London

                                                  INDEX


CLAUSE                                                           PAGE

1.   Interpretation. . . . . . . . . . . . . . . . . . . . . . .   1
2.   The Facility. . . . . . . . . . . . . . . . . . . . . . . .  11
3.   Purpose . . . . . . . . . . . . . . . . . . . . . . . . . .  12
4.   Conditions Precednet. . . . . . . . . . . . . . . . . . . .  12
5.   Drawdown. . . . . . . . . . . . . . . . . . . . . . . . . .  13
6.   Repayment . . . . . . . . . . . . . . . . . . . . . . . . .  14
7.   Instrument Option . . . . . . . . . . . . . . . . . . . . .  14
8.   Claims Under, and Repayment of, Instruments . . . . . . . .  15
9.   Counter-Indemnity for Instruments . . . . . . . . . . . . .  16
10.  Banks' Agreement to Reimburse . . . . . . . . . . . . . . .  18
11.  Prepayment and Cancellation . . . . . . . . . . . . . . . .  19
12.  Interest and Instrument Fees. . . . . . . . . . . . . . . .  21
13.  Payments. . . . . . . . . . . . . . . . . . . . . . . . . .  22
14.  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
15.  Market Disruption . . . . . . . . . . . . . . . . . . . . .  24
16.  Increased Costs . . . . . . . . . . . . . . . . . . . . . .  25
17.  Illegality. . . . . . . . . . . . . . . . . . . . . . . . .  26
18.  Guarantee . . . . . . . . . . . . . . . . . . . . . . . . .  26
19.  Representations and Warranties. . . . . . . . . . . . . . .  29
20.  Undertakings. . . . . . . . . . . . . . . . . . . . . . . .  32
21.  Default . . . . . . . . . . . . . . . . . . . . . . . . . .  37
22.  The Agent and the Issuing Bank. . . . . . . . . . . . . . .  40
23.  Fees. . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
24.  Expenses. . . . . . . . . . . . . . . . . . . . . . . . . .  44
25.  Stamp Duties. . . . . . . . . . . . . . . . . . . . . . . .  45
26.  Indmenities . . . . . . . . . . . . . . . . . . . . . . . .  45
27.  Evidences and Calculations. . . . . . . . . . . . . . . . .  46
28.  Amendments and Waivers. . . . . . . . . . . . . . . . . . .  46
29.  Changes to the Parties. . . . . . . . . . . . . . . . . . .  47
30.  Disclosure of Information . . . . . . . . . . . . . . . . .  50
31.  Set-Off . . . . . . . . . . . . . . . . . . . . . . . . . .  50
32.  Pro Rata Sharing. . . . . . . . . . . . . . . . . . . . . .  50
33.  Severability. . . . . . . . . . . . . . . . . . . . . . . .  51
34.  Counterparts. . . . . . . . . . . . . . . . . . . . . . . .  51
35.  Notices . . . . . . . . . . . . . . . . . . . . . . . . . .  52
36.  Lanugage. . . . . . . . . . . . . . . . . . . . . . . . . .  52
37.  Jurisdiction. . . . . . . . . . . . . . . . . . . . . . . .  53
38.  Waiver of Jury Trial. . . . . . . . . . . . . . . . . . . .  54
39.  Governing Law . . . . . . . . . . . . . . . . . . . . . . .  54

Schedules

1.   Banks and Commitments. . . . . . . . . . . . . . . . . . . . 55
2.   Conditions Precedent Documents . . . . . . . . . . . . . . . 56
3.   Calucaltion of the MLA Cost. . . . . . . . . . . . . . . . . 58
4.   Form of Request. . . . . . . . . . . . . . . . . . . . . . . 60
5.   Form of Novation Certificate . . . . . . . . . . . . . . . . 62

Signatories . . . . . . . . . . . . . . . . . . . . . . . . . . . 63

THIS AGREEMENT is dated 23rd July, 1996 between:-

(1)   TRIMAS CORPORATION LIMITED(Registered No. 3226735) (the "Borrower");

(2)   TRIMAS CORPORATION, a Delaware corporation (the "Guarantor");

(3)   THE FINANCIAL INSTITUTIONS listed in Schedule 1 as banks (the "Banks");

(4) NATIONSBANK, N.A. (London Branch) as issuing bank in respect of the Instruments (in this capacity the "Issuing Bank"); and

(5)   NATIONSBANK, N.A. (London Branch) as agent (in this capacity the
      "Agent").

IT IS AGREED as follows:-

1.    INTERPRETATION

1.1   Definitions

      In this Agreement:-

      "Acquired Debt"

      means, with respect to any person who becomes a Subsidiary on or after the date hereof, Debt of such person which was outstanding before such person became a Subsidiary and which was not created in contemplation of such person becoming a Subsidiary.

      "Adjusted Operating Profit"

      of any person, as of any date, means (a) the sum of operating profit plus all non-cash charges for such person, minus (b) all non-cash credits for such person; in each case determined for the four most recently completed fiscal quarters of such person as one computation period, in accordance with generally accepted accounting principles. In the event that any person acquires any corporation or business, Adjusted Operating Profit of such person shall be calculated on a pro forma basis (which, to the extent deemed reasonable to the Agent, may include as pro forma adjustments, reasonable eliminations of excess compensation (including salaries) and other adjustments that are attributable to the change in ownership or management of the corporation or business) as if such person had owned the acquired corporation or business for the four fiscal quarters preceding the acquisition.

      "Affiliate"

      when used with respect to any person means any other person which, directly or indirectly, controls or is controlled by or is under common control with such person. For purposes of this definition "control" (including the correlative meanings of the terms "controlled by" and "under common control with"), with respect to any person, shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise.








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                                                 2

     "Business Day"

     means a day other than a Saturday, Sunday or other day on which the Agent is not open for business to the public for carrying on substantially all of its banking functions.

     "Capital Lease"

     of any person means any lease which, in accordance with generally accepted accounting principles, is required to be capitalised on the books of such person.

     "Capitalisation"

     means the sum of the following amounts for the Guarantor and its Consolidated Subsidiaries:

     (i)   Consolidated Funded Debt; plus

     (ii)  Consolidated Stockholder Equity; plus

     (iii) Convertible Subordinated Debt.

     "Code"

      means the United States Internal Revenue Code of 1986, as amended from time to time, and the regulations thereunder.

      "Commitment"

      means the amount in Sterling set opposite the name of a Bank in
      Schedule 1 to the extent not cancelled or reduced under this Agreement.

      "Consolidated" or "consolidated"

      means, when used with reference to any financial term in this Agreement, the aggregate for two or more persons of the amounts signified by such term for all such persons determined on a consolidated basis in accordance with generally accepted accounting principles.

      "Consolidated Subsidiary"

       of any person means any Subsidiary which would be consolidated on the consolidated balance sheet of such person in accordance with generally accepted accounting principles.

       "Controlled Group"

       means the Guarantor and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Guarantor, are treated as a single employer generally under Section 414(b) or 414(c) of the Code.

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                                             3

       "Convertible Subordinated Debt"

       means, as of any date, all Debt of the Guarantor of the type described in subsection (i) of the definition of "Funded Debt" now outstanding or hereafter created, issued, incurred or (if the assignor is released therefrom), assumed by the Guarantor, which is unsecured, unguaranteed, convertible into common stock of the Guarantor at the option of the holder thereof and subordinated to amounts payable (actually or contingently) under the Finance Documents pursuant to a written agreement which contains provisions which, at the time of issuance thereof, are customary for a subordinated debt issuance of its type; provided, however, in any event such agreement shall:

       (i) contain provisions customary at time of issuance prohibiting the repayment, prepayment, repurchase, retirement or redemption of such Debt upon the occurrence and continuance of Events of Default hereunder;

       (ii) not contain provisions providing for any regularly scheduled repayment, repurchase, retirement or redemption of any principal of such Debt prior to 1st February, 1998;

       (iii) contain customary covenants which, in the aggregate and considered as a whole at the time such Debt is issued, are materially less restrictive than the covenants contained herein; and

        (iv) not contain provisions whereby the occurrence of a Default other than an Event of Default hereunder constitutes simply by reason of such occurrence a default or an event of default thereunder.

        "Current Assets"

        of any person means, as of any date, all assets of such person which, in accordance with generally accepted accounting principles, would be classified as current assets on a balance sheet of such person.

        "Credit"

         means a Loan or an Instrument or (to the extent the context so requires) the principal amount of any of the above outstanding for the time being.

         "Debt"

         of any person means, as of any date, (a) indebtedness of such person for money borrowed; (b) the capitalised portion of lease rental obligations of such person under Capital Leases; (c) other indebtedness of such person incurred in connection with the acquisition of any real or personal property, stock, debt or other assets (to the extent that any of the foregoing acquisition indebtedness is represented by any notes, bonds, debentures or similar evidences of indebtedness); and (d) obligations of such person in respect of indebtedness and obligations of others of the types referred to in each of the foregoing clauses (a)
         - (c), for the payment of which such person is directly or contingently liable, or which is secured by any property of such person.

         "Default"

         means an Event of Default or an event which, with the giving of notice, lapse of time, determination of materiality or fulfilment of any other applicable condition (or any combination of the foregoing), would constitute an Event of Default.

         "Dollars" and "$"

         means the lawful money for the time being of the United States of America.

         "Domestic Subsidiary"

         means any Subsidiary which is incorporated under the laws of, or has its principal office in, the United States of America or any state thereof.

         "Drawdown Date"

         means the date of the advance of a Loan or the issue of an Instrument.

         "EBIT"

         of any person means, for any period earnings of such person before interest and taxes and before reflecting extraordinary gains or losses and gains or losses from discontinued operations.

         "Environmental Laws"

         means any and all applicable United States federal, state and local statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licences, agreements and other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or the clean-up or other remediation thereof.

         "ERISA"

         means the United States Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations thereunder.

         "Event of Default"

         means an event specified as such in Clause 21.1 (Events of Default).

         "Expiry Date"

         means, in respect of an Instrument, the date stated on its face to be the last on which any demand may be made under it.

         "Facility"

         means the facility referred to in Clause 2.1 (Facility).

         "Facility Office"

         means the office(s) notified by a Bank to the Agent:-

         (a)    on or before the date it becomes a Bank; or

         (b)    by not less than 5 Business Days' notice,

         as the office(s) through which it will perform all or any of its obligations under this Agreement.

         "Fee Payment Date"

         means 31st March, 30th June, 30th September and 31st December in each calendar year.

         "Final Repayment Date"

         means 1st July, 2000.

         "Finance Document"

         means this Agreement, a Novation Certificate or any other document designated as such by the Agent and the Borrower.

         "Finance Party"

         means a Bank, the Issuing Bank or the Agent.

         "Funded Debt"

         of any person means (i) all Debt of such person having a maturity of more than twelve months from the date of determination thereof or having a maturity of less than twelve months but by its terms being renewable or extendable at the option of such person beyond twelve months from the date of such determination, including, with respect to the Guarantor, and without limitation, all Loans under this Agreement having such a final maturity on the date of such determination less
         (ii) cash, cash equivalents and marketable securities (each as defined and determined in accordance with generally accepted accounting principles) in excess of $10,000,000 in the aggregate less (iii) the outstanding principal balance of all Convertible Subordinated Debt.

         "generally accepted accounting principles"

         means generally accepted accounting principles, as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Guarantor's independent public accountants), with the most recent audited consolidated financial statements of the Guarantor and its Consolidated Subsidiaries filed with the United States Securities and Exchange Commission on Form 10-K (if one has been filed) and delivered to the Agent; provided that, if the Guarantor notifies the Agent that the Guarantor wishes to amend any covenant in Clause 20 to eliminate the effect of any change in generally accepted accounting principles on the operation of such covenant (or if the Agent notifies the Guarantor that the Banks wish to amend Clause 20 for such purpose) then the Guarantor's compliance with such covenant shall be determined on the basis of generally accepted accounting principles in effect immediately before the relevant change in generally accepted accounting principles became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Guarantor and the Banks.

         "Instrument"

         means a standby letter of credit or guarantee in form and substance acceptable to the Majority Banks issued, or to be issued, by the Banks under the Facility in accordance with Clause 7 (Instrument option).

         "Interest Coverage Ratio"

         means the ratio of (a) Consolidated EBIT of the Guarantor and its Consolidated Subsidiaries to (b) Consolidated Net Interest Expense of the Guarantor and its Consolidated Subsidiaries.

         "Leverage Ratio"

         means the ratio of (a) Consolidated Funded Debt of the Guarantor and its Consolidated Subsidiaries to (b) Capitalisation.

         "Liability Proportion"

         means, in respect of a Bank and an Instrument at any time, the proportion borne by that Bank's Commitment on the Drawdown Date of that Instrument (adjusted to take account only of any transfer of Commitments by or to that Bank made under Clause 29.2 (Transfers by Banks) after that Drawdown Date) to the Total Commitments at that time.

         "LIBOR"

         means the rate quoted by the Agent to leading banks in the London interbank market at or about 11.00 a.m. on the first day of the Term for the offering of deposits in Sterling for a period comparable to the Term.

         "Loan"

         means a loan made by the Banks under the Facility.

         "Majority Banks"

         means, at any time, Banks whose Commitments:-

         (a)   then aggregate more than 50% of the Total Commitments; or

         (b) if the Total Commitments have been reduced to zero, aggregated more than 50% of the Total Commitments immediately before the reduction.

          "Margin"

          means:

          (i) 0.325% per annum for any Rate Period if the Pricing Ratio as of the end of the most recently ended fiscal quarter of the Guarantor prior to such Rate Period is less than 1.5 to 1.0;

          (ii) 0.375% per annum for any Rate Period if the Pricing Ratio as of the end of the most recently ended fiscal quarter of the Guarantor prior to such Rate Period is equal to or greater than
                1.5 to 1.0 but less than 2.0 to 1.0;

          (iii) 0.50% per annum for any Rate Period if the Pricing Ratio as of the end of the most recently ended fiscal quarter of the Guarantor prior to such Rate Period is equal to or greater than
                2.0 to 1.0 but less than 3.0 to 1.0;

          (iv) 0.625% per annum for any Rate Period if the Pricing Ratio as of the end of the most recently ended fiscal quarter of the Guarantor prior to such Rate Period is equal to or greater than
                3.0 to 1.0 but less than 3.5 to 1.0;

          (v) 0.75% per annum for any Rate Period if the Pricing Ratio as of the end of the most recently ended fiscal quarter of the Guarantor prior to such Rate Period is equal to or greater than
                3.5 to 1.0.

           "MLA Cost"

           means the cost imputed to the Banks of compliance with the Mandatory Liquid Assets requirements of the Bank of England during the Term of a Loan, determined in accordance with Schedule 3.

           "Net Income"

           of any person means, for any period, the net income (after deduction for income and other taxes of such person determined by reference to income or profits of such person) of such person, determined in accordance with generally accepted accounting principles.

           "Net Interest Expense"

           of any person means, for any period, all interest expense of such person less all income of such person earned on cash balances and investment balances.

           "Novation Certificate"

           has the meaning given to it in Clause 29.3 (Procedure for novations).

           "Obligor"

           means the Borrower or the Guarantor.

          "Party"

          means a party to this Agreement.

          "PBGC"

          means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

          "Person" or "person"

          includes an individual, a corporation, an association, a partnership, a trust or estate, a joint stock company, an unincorporated organisation, a joint venture, a trade or business (whether or not incorporated), a government (foreign or domestic) and any agency or political subdivision thereof, or any other entity.

          "Plan"

          means at any time an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under
          Section 412 of the Code and is either (i) maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions; provided, that no "multi-employer plan" as defined in Section 3(37) of ERISA shall constitute a Plan for purposes hereof.

          "Pricing Ratio"

          means the ratio of (a) Funded Debt to (b) Adjusted Operating Profit.

          "Qualifying Bank"

          means a bank as defined in section 840A of the Income and Corporation Taxes Act 1988 and which is within the charge to U.K. corporation tax as regards any interest received by it under this Agreement.

          "Rate Period"

          means each period commencing on the day of the Agent's receipt of (or if earlier the date that the Agent should have received) financial information pursuant to Clause 4.2(b) or 20.3(c) for any fiscal quarter and ending on the day of the Agent's receipt of (or if earlier the date that the Agent should have received) such financial information for the following fiscal quarter; provided, however, the initial Rate Period shall commence on the date hereof.

          "Refunding Loan"

          means a Loan which, after application of the proceeds of such Loan, results in no net increase in the aggregate outstanding principal amount of the Loans.

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                                               9

          "Repayment Date"

          means the last day of the Term of a Loan.

          "Request"

          means a request made by the Borrower for a Credit, substantially in the appropriate form of Schedule 4.

          "Sterling"

          means the lawful money for the time being of the United Kingdom.

          "Security Interest"

          means, with respect to any asset, any mortgage, lien, pledge, security interest or similar encumbrance in respect of such asset; provided that a subordination agreement shall not be deemed to create a Security Interest. For the purposes of this Agreement, either Obligor or any Consolidated Subsidiary thereof shall be deemed to own subject to a Security Interest any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other similar title retention agreement relating to such asset.

          "Significant Subsidiary"

          means any Subsidiary which is a "Significant Subsidiary" as defined in Rule 1-02 of Regulation S-X under the United States Securities Exchange Act of 1934, as amended.

          "Stockholder Equity"

          of any person means, as of any date, the stockholder equity of such person as determined in accordance with generally accepted accounting principles.

          "Subsidiary"

          of any person means any other person (whether now existing or hereafter organised or acquired) in which (other than directors qualifying shares required by law) at least a majority of the securities or other ownership interests of each class having ordinary voting power or analogous right (other than securities or other ownership interests which have such power or right only by reason of the happening of a contingency), at the time as of which any determination is being made, are owned, beneficially and of record, by such person or by one or more of the other Subsidiaries of such person or by any combination thereof.

          "Tangible Net Worth"

          of any person means, as of any date, the aggregate of all assets (excluding treasury stock) which would be shown on a balance sheet of such person as of the date of determination prepared in accordance with generally accepted accounting principles, provided that there shall be deducted from the amount of such assets, to the extent otherwise included therein, (a) any reserves on assets of such person where a reserve is proper in accordance with generally accepted accounting principles, including, without limitation, reserves for depreciation, amortisation or obsolescence, loss on receivables or inventory valuation, (b) any unamortised goodwill, patents, trademarks, trade names or other like intangible assets of such person and (c) unamortised debt discount or expense of such person, and provided, further, that there shall also be deducted from such amount, (d) all obligations of such person which, in accordance with generally accepted accounting principles, would be classified as liabilities on a balance sheet of such person.

          "Term"

          means:-

          (a) in respect of a Loan, the period selected by the Borrower in the relevant Request for which it is to be outstanding;

          (b) in respect of an Instrument, the period from its Drawdown Date to its Expiry Date (both dates inclusive).

          "Total Commitments"

          means the aggregate for the time being of the Commitments, being 20,000,000 British Pounds at the date of this Agreement.

          "Unfunded Benefit Liabilities"

          means, with respect to any Plan as of any date, the amount of the unfunded benefit liabilities with respect to such Plan determined in accordance with Section 4001(a) (18) of ERISA.

1.2       Construction

(a) In this Agreement, unless the contrary intention appears, a reference to:-

          (i) "assets" includes properties, revenues and rights of every description;

                an "authorisation" includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration and notarisation;

                the payment of "cash cover" to a Bank is to the payment of an amount by the Borrower to that Bank, that amount to be held by that Bank (or deposited by that Bank with another bank or financial institution) on such terms as that Bank may require as security for the Borrower's obligations under Clause 9 (Counter-indemnity for instruments)

                the "face amount" of an Instrument at any time is to the amount which is expressed on its face to be the maximum aggregate amount that may be drawn under it at, or any time after, that time.

                a period of one or more "months" is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the relevant later calendar month, except that, if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last Business Day in that calendar month;




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                                                11

                the "principal amount" of an Instrument is to its face amount;

                the "repayment" or "prepayment" of an Instrument (or any grammatical derivative or variation of those terms or the corresponding verbs) is to its repayment or prepayment in accordance with Clause 8.2 (Repayment and prepayment of Instruments);

                a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental body, agency, department or regulatory, self-regulatory or other authority or organisation;

          (ii) a provision of a law is a reference to that provision as amended or re-enacted;

          (iii) a Clause or a Schedule is a reference to a clause of or a schedule to this Agreement;

          (iv)  a person includes its successors and assigns;

          (v) a Finance Document or another document is a reference to that Finance Document or that other document as amended, novated or supplemented;

          (vi)  a time of day is a reference to London time; and

          (vii) all computations required hereunder and all financial terms used herein shall be made or construed in accordance with generally accepted principles unless such principles are inconsistent with the express requirements of this Agreement.

(b) Unless the contrary intention appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(c)       The index to and the headings in this Agreement are for convenience only and are to be ignored in construing this Agreement.

2.        THE FACILITY

2.1       Facility

(a) Subject to the terms of this Agreement, the Banks grant to the Borrower a committed short-term Sterling advance facility under which the Banks shall, when requested by the Borrower, make Credits available to the Borrower up to an aggregate principal amount not exceeding, at any time, the Total Commitments at that time. No Bank is obliged to participate in any Credit if to do so would cause the aggregate principal amount of its participation in all Credits to exceed its Commitment.

(b) The aggregate principal amount of all Instruments outstanding at any time shall not exceed 5,000,000 British Pounds.

2.2       Number of Requests and Drawdowns

          No Request may specify a Drawdown Date which is within 5 Business Days of another Drawdown Date, although up to 5 Credits may be drawn on the same day. Subject to the above, any number of Requests may be delivered on the same day and/or specifying the same Drawdown Date, whether or not the Terms requested are similar.

2.3       Nature of a Finance Party's rights and obligations

(a) The obligations of a Finance Party under the Finance Documents are several. Failure of a Finance Party to carry out those obligations does not relieve any other Party of its obligations under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b) The rights of a Finance Party under the Finance Documents are divided rights. A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce those rights.

3.        PURPOSE

(a) The Borrower shall apply each Credit for lawful general corporate purposes including acquisition.

(b) Without affecting the obligations of either Obligor in any way, no Finance Party is bound to monitor or verify the application of the proceeds of any Credit.

4.        CONDITIONS PRECEDENT

4.1       Documentary conditions precedent

          The obligations of each Finance Party to either Obligor under this Agreement are subject to the condition precedent that the Agent has notified the Borrower and the Banks that it has received all of the documents set out in Schedule 2 in form and substance satisfactory to the Agent.

4.2       Further conditions precedent

          The obligations of each Bank to participate in a Loan and the obligation of the Issuing Bank to issue an Instrument, are subject to the further conditions precedent that:-

          (a) on both the date of the Request and the Drawdown Date for that Credit:-

               (i) the representations and warranties in Clause 19 (Representations and warranties) (except in the case of a Refunding Loan as set out in Clause 19.13(b)) to be repeated on those dates are correct and will be correct in all material respects immediately after the Credit is made available; and

               (ii) except in the case of a Refunding Loan no Default is outstanding or might result from the making or drawing of that Credit or, in the case of a Refunding Loan, no Event of Default is outstanding or would result from the making, of that Refunding Loan;

          and

          (b) the Agent has received all such other documents, opinions, certificates, consents and assurances as it may reasonably request in connection with the Credit including in respect of a Loan a Certificate from the President, Chief Financial Officer, Chief

               Accounting Officer or Treasurer of the Guarantor setting forth the Margin and the applicable rates for the fees payable under Clause 23, in each case for the initial Rate Period.

5.        DRAWDOWN

5.1       Receipt of Requests

          The Borrower may utilise the Facility for the drawdown of a Loan if the Agent receives, not later than 4.00 p.m. on the Business Day before the proposed Drawdown Date, a duly completed Request unless the Term specified in the Request is of an optional duration in which case the Borrower may utilise the Facility if the Agent receives not later than 10.00 a.m. on the Business Day before the proposed Drawdown Date a duly completed Request.

5.2       Completion of Requests

          A Request will not be regarded as having been duly completed unless:-

          (a)   the Drawdown Date is a Business Day;

          (b) the principal amount of the Loan is a minimum of 500,000 British Pounds and an integral multiple of 100,000 British Pounds;

          (c)   only one Term is specified which:-

                (i)  does not overrun the Final Repayment Date; and

                (ii) is a period of an approved duration or of an optional duration;

          and

          (d)   the payment instructions comply with Clause 13 (Payments).

          In this Clause:-

          "approved duration" means a period of one, two or three months; and

          "optional duration" means a period of between 7 days and 12 months.

5.3       Amount of each Bank's participation in the Loan

          The amount of a Bank's participation in the Loan will be the proportion of the Loan which its Commitment bears to the Total Commitments on the date of receipt of the relevant Request.

5.4       Notification of the Banks

          The Agent shall, not later than 10.00 a.m. on the Drawdown Date, notify each Bank of the details of the requested Loan and the amount of its participation in the Loan unless the Term of the requested Loan is of an optional duration in which case the Agent shall notify each Bank not later than 12.00 noon on the Business Day prior to the Drawdown Date.

5.5       Selection of an optional duration

(a) If the Borrower selects a Term of an optional duration, it may also select in the relevant Request a Term of an approved duration to apply if the selection of a Term of an optional duration becomes ineffective in accordance with paragraph (b) below.

(b)       If:-

          (i)  the Borrower requests a Term of an optional duration; and

          (ii) the Agent receives notice from a Bank not later than 2.00 p.m. on the Business Day before the Drawdown Date that matching deposits may not, in its opinion, be available to it in the London interbank market to fund its participation in the Loan for that Term, the Term for the proposed Loan shall be the alternative period specified in the relevant Request or, in the absence of any alternative selection, 3 months.

(c) If the Agent receives a notice from a Bank under paragraph (b) above, it shall notify the Borrower and the Banks of the new Term for the proposed Loan not later than 5.00 p.m. on the Business Day before the Drawdown Date.

5.6       Payment of Proceeds

          Subject to the terms of this Agreement, each Bank shall make its participation in the Loan available to the Agent for the Borrower on the relevant Drawdown Date.

6.        REPAYMENT

          The Borrower shall repay each Loan in full on its Repayment Date to the Agent for the Banks.

7.        INSTURMENT OPTION

7.1       Receipt of Requests for Instruments

          The Borrower may request that the Issuing Bank issue an Instrument by giving a duly completed Request to the Agent not later than 4.00 p.m. on the Business Day before the proposed Drawdown Date.

7.2       Completion of Requests for Instruments

          A Request for an Instrument will not be regarded as being duly completed unless:-

          (a)  the Drawdown Date is a Business Day;

          (b) the face amount of the Instrument is a minimum of 50,000 British Pounds (and if its face amount will reduce at anytime, the date of each such reduction and the amount to which it will reduce must be specified);

          (c) only one Term is specified which is such that no demand may be made under the Instrument after the Final Repayment Date;

          (d) it specifies (in such detail as the Majority Banks approve) the purpose for which the Instrument is required and that purpose is approved by the Majority Banks;

          (e) there is attached to it the form of the requested Instrument together with the written confirmation of the Beneficiary that the form is acceptable to it;

          (f) the form of the requested Instrument is approved by the Majority Banks;

          (g) it contains instructions acceptable to the Agent as to the manner in which the Instrument is to be made available.

7.3        Issue of Instruments

(a) The Agent shall promptly notify the Issuing Bank and each Bank of the details of a Request for an Instrument.

(b) Each Bank shall be conclusively presumed to have approved all such matters as require the approval of the Majority Bank under Clause 7.2 (Completion of requests for Instruments) unless if expressly notifies the Agent to the contrary no later than 10.00 a.m. on the proposed Drawdown Date.

(c) Subject to the provisions of this Agreement, the Issuing Bank will execute and issue each Instrument, and make it available in accordance with the relevant Request, on the Drawdown Date.

(d) Without affecting Clause 26.2 (Other Indemnities), the Issuing Bank will notify the Agent (who shall promptly similarly notify the Banks) if, for any reason, an Instrument is not issued on its Drawdown Date after a Request has been given.

8.         CLAIMS UNDER, AND REPAYMENT OF, INSTRUMENTS

8.1        Notification and payment of demand

(a) If a Beneficiary makes a demand under an Instrument in accordance with its terms, the Issuing Bank shall promptly notify the Agent of the claim whereupon the Agent shall promptly notify the Borrower and each of the Banks, specifying:-

           (i) the final date on or before which payment is to be made (the "Final Payment Date"); and

           (ii) the aggregate amount of the demand (the "Demand Amount") and each Bank's Liability Proportion in respect of the demand.

(b) Each Bank shall pay its Liability Proportion of the unpaid amount of the Demand Amount to the Agent for the account of the Issuing Bank on the Final Payment Date. Any such payment made by a Bank shall be treated as discharging that Bank's obligations under Clause 10.1 (Banks' undertaking) in respect of the demand giving rise to the Demand Amount.

(c) Any amount paid by the Issuing Bank pursuant to a demand under an Instrument shall (despite any contrary or inconsistent provision of any Finance Document) constitute a Loan (of a principal amount equal to the amount paid and having a Term ending on such date as the

           Issuing Bank may specify) made by the Issuing Bank except to the extent it is funded or reimbursed by a Bank in which case the relevant Bank shall be treated as having a participation in the relevant Loan equal to the amount funded or reimbursed. The making of such a Loan shall itself discharge the Obligors' obligations under Clause 9.1 (Indemnity) to indemnify a Bank in respect of an amount paid by it pursuant to the relevant demand. No Request shall be required for, and Clause 4.2 (Further conditions precedent) and Clause 5.2(b) shall not apply to, any such Loan.

8.2        Repayment and prepayment of Instruments

(a) The Borrower may, subject to the other provisions of the Finance Documents, effect any repayment or prepayment of an Instrument which it is required or permitted to make under the Finance Documents in any one or more of the following ways (but no other):-

           (i) by procuring a reduction of the Instrument's face amount (in accordance with its terms and those of the Finance Documents); and

           (ii) by cancelling the Instrument by returning the original to the Issuing Bank together with the relevant Beneficiary's written confirmation (satisfactory to the Agent in form and substance) that none of the Banks has any further liability under the Instrument.

            Any such repayment or prepayment shall take effect by the amount of the reduction or cancellation, as appropriate.

(b) Nothing in this Clause 8 (Repayment and prepayment of Instruments) limits or affects any of the Finance Parties' rights under Clause
          21.15 Acceleration). No reduction of an Instrument's face amount as contemplated by paragraph (a)(i) above shall limit or affect the Borrower's obligations under Clause 9 (Counter-indemnity for Instruments).

(c) The Issuing Bank shall promptly notify the Agent (who shall notify the Banks) of any reduction of an Instrument's face amount or cancellation of any Instrument as contemplated by paragraphs (a)(i) and (ii) above respectively of which the Issuing Bank is aware.

9.        COUNTER-INDEMNITY FOR instruments

9.1       Indemnity

(a)       The Borrower undertakes to:-

          (i) indemnify and hold harmless each Finance Party from and against all liabilities, costs, losses, damages and expenses which the Finance Party incurs or sustains by reason of or arising in any way whatsoever in connection with or by reference to the issue of any Instrument or the Finance Party's performance of the obligations expressed to be assumed by it under or in respect of any Instrument (including without limitation under Clause 10 (Banks' agreement to reimburse)) except, in any case, to the extent the liability, cost, loss, damage or expense is reimbursed, or indemnified against, under any other provision of this Agreement; and

          (ii) without limiting paragraph (i) above, reimburse each Finance Party on demand any amount paid by it under or in respect of any Instrument or under Clause 10 (Banks' agreement to reimburse).

(b)       Each Obligor unconditionally and irrevocably:-

          (i) authorises and directs the Issuing Bank to pay any demand under and in accordance with any Instrument without requiring proof of any Obligor's agreement that the amounts so demanded or paid are or were due and notwithstanding that any Obligor may dispute the validity of any such request, demand or payment;

          (ii) confirms that the Issuing Bank deals in documents only and shall not be concerned with the legality of the claim or any other underlying transaction or any set off, counterclaim or defence as between any Obligor and the relevant Beneficiary; and

          (iii) agrees that the Issuing Bank need not have any regard to the sufficiency, accuracy or genuineness of any such demand or any certificate or statement in connection therewith or any incapacity of or limitation upon the powers of any person signing or issuing such demand, certificate or statement which appears on its face to be in order and agrees that the Issuing Bank shall not be obliged to enquire as to any such matters and may assume that any such demand, certificate or statement which appears on its face to be in order is correct and properly made.

9.2       Rights of contribution and subrogation

          Until all outstanding Credits have been fully and irrevocably discharged, all Commitments reduced to nil and all amounts which are or may become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, no Obligor shall, by virtue of any payment made by it under or in connection with or referable to this Clause 9 (Counter-indemnity for Instruments) or otherwise, be subrogated to any rights, security or moneys held or received by a Finance Party or be entitled at any time to exercise, claim or have the benefit of any right of contribution or subrogation or similar right against a Finance Party. The Obligors irrevocably waive all rights of contribution or similar rights against any Finance Party.

9.3       Waiver of defences

(a) Each Obligor's obligations under this Clause 9 (Counter-indemnity for Instruments) shall not be affected by any act, omission, matter or thing which, but for this provision, might reduce, release or prejudice any of its obligations under this Clause 9 (Counter-indemnity for Instruments) in whole or in part, including without limitation and whether or not known to it:-

          (a) any time or waiver granted to or composition with any Beneficiary or any other person;

          (b) any taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights, remedies or securities available to any Finance Party or other person or arising under any Instrument; and

          (c) any unenforceability, illegality or invalidity of any Instrument to the intent that any Obligor's obligations under this Clause 9 (Counter-indemnity for Instruments) shall remain in full force and be construed as if there were no such defect.

                                                               18
9.4       Continuing indemnity

          This is a continuing indemnity, extends to the ultimate balance of each Obligor's obligations and liabilities under this Clause 9 (Counter-indemnity for Instruments) and shall continue in force notwithstanding any intermediate payment in whole or in part of those obligations or liabilities.

9.5       Additional security

          The obligations of each Obligor under this Clause 9 (Counter-indemnity for Instruments) are in addition to and are not in any way prejudiced by any collateral or other security now or subsequently held by any Finance Party or any lien to which any Finance Party may be entitled.

9.6       Preservation of rights

          No invalidity or unenforceability of all or any part of this Clause 9 (Counter-indemnity for Instruments) shall affect any rights of indemnity or otherwise which any Finance Party would or may have in the absence of or in addition to this Clause 9 (Counter-indemnity for Instruments).

10.       BANKS' AGREEMENT TO REIMBURSE

10.1      Banks' undertaking

          Without in any way limiting Clause 8.1(b), each Bank hereby agrees to reimburse the Issuing Bank, on and subject to the following provisions of this Clause 10, for that Bank's Liability Proportion of each amount paid out by the Issuing Bank under or in respect of any Instrument provided that the liability of a Bank under this Clause 10.1:-

          (a) in relation to any particular demand under an Instrument shall not exceed that Bank's Liability Proportion of the amount demanded but unpaid for the time being; and

          (b) in relation to any particular Instrument shall not exceed (in aggregate) its Liability Proportion of the face amount of that Instrument for the time being.

10.2      Acknowledgment of subrogation

          Each Obligor agrees and acknowledges that, to the extent that any Bank makes any payment to the Agent for the Issuing Bank under Clause 8.1(b) or this Clause 10, that Bank will automatically and immediately be subrogated to any rights the Issuing Bank may have against any Obligor or their respective assets in respect of the amount so paid.

10.3      Waiver of defences

          Each Bank agrees and acknowledges that its obligations under Clause 8.1(b) and this Clause 10 shall not be affected by any act, omission, matter or thing which but for this provision might operate to release or otherwise exonerate it from its obligations under those provisions in whole or in part, including without limitation and whether or not known to it, each of the following (except to the extent attributable to the Issuing Bank's gross negligence or wilful default):

          (a) any time or waiver granted to or composition with an Obligor, any Beneficiary or any other person (unless the Issuing Bank knowingly granted that time or waiver, or knowingly entered into that composition, without the consent of the Majority Banks);

          (b) any taking, variation, compromise, renewal or release of, or refusal or neglect to perfect or enforce, any rights, remedies or securities available to the Issuing Bank or any other person or arising under this Agreement or any other Finance Document; or

          (c) any variation or extension of or increase in liabilities made under this Agreement or any other Finance Document in accordance with the provisions of this Agreement and (if appropriate) that Finance Document, so that references in this Clause 10 to this Agreement or any other Finance Document shall include each such variation, extension and variation.

10.4      Additional security

          The obligations of each Bank under Clause 8.1(b) are separate from its obligations under this Clause 10, and all such obligations shall be in addition to and shall not be in any way prejudiced by any collateral or other security now or hereafter held by the Issuing Bank as security or any lien to which the Issuing Bank may be entitled.

10.5      Immediate recourse

          Each Bank waives any right it may have of first requiring the Issuing Bank to proceed against or enforce any other rights or security or claim payment from any Obligor or any other person before claiming from that Bank under either or both of Clause 8.1(b) and this Clause 10.

11.       PREPAYMENT AND CANCELLATION

11.1      Automatic Cancellation of the Total Commitments

          The Commitment of each Bank shall be automatically cancelled at close of business on the Final Repayment Date.

11.2      Voluntary Cancellation

          The Borrower may, by giving not less than 3 Business Days' prior notice to the Agent, cancel the unutilised portion of the Total Commitments in whole or in part (but, if in part, in an integral multiple of 100,000 British Pounds). Any cancellation in part shall be applied against the Commitment of each Bank pro rata.

11.3      Additional right of prepayment and cancellation

(a) If either Obligor is required to pay any amount to a Bank under Clause 14 (Taxes) or Clause 16 (Increased costs), the Borrower may, whilst the circumstances giving rise to the requirement continue, serve a notice of prepayment and cancellation on that Bank through the Agent. On the date falling 5 Business Days after the date of service of the notice:-

          (i) the Borrower shall prepay that Bank's participation in all the Loans together with all other amounts payable by it to that Bank under this Agreement;

          (ii) the Borrower in respect of each outstanding Instrument shall pay cash cover to that Bank in an amount equal to that Bank's Liability Proportion of the face amount of that Instrument; and

          (iii) the Bank's Commitment shall be cancelled on the date of service of the notice.

(b) The Borrower may, by giving not less than 3 Business Days' prior notice and subject to Clause 26.2(c) (Other Indemnities) prepay any Loan in whole or in part (but, if in part, in an integral multiple of 100,000 British Pounds) on any Business Day whether or not that day is a Repayment Date for that Loan.

11.4      Miscellaneous provisions

(a) Any notice of prepayment and/or cancellation under this Agreement is irrevocable. The Agent shall notify the Banks promptly of receipt of any such notice.

(b) All prepayments under this Agreement shall be made together with accrued interest on the amount prepaid.

(c) No prepayment or cancellation is permitted except in accordance with the express terms of this Agreement.

(d) No amount prepaid under this Agreement may subsequently be re-borrowed. No amount of the Total Commitments cancelled under this Agreement may subsequently be reinstated.

11.5      Mitigation

          If circumstances arise in respect of a Bank which would, or would upon the giving of notice, result in:-

          (a) the Borrower being obliged to pay to that Bank an amount under Clause 14 (Taxes) or 16 (Increased costs); or

          (b)   the provisions of Clause 15 (Market disruption) applying;

          (c) the operation of Clause 17 (Illegality) in relation to that Bank; or

          (d)   the provisions of Clause 14.3(b) applying to that Bank,

          then, without in any way limiting, reducing or otherwise qualifying the Borrower's obligations under those Clauses but subject to the Borrower's rights under Clause 11.3 (Additional right of prepayment and cancellation), the relevant Bank shall, after consultation with the Agent and the Borrower, endeavour to take such reasonable steps as may be reasonably open to it to mitigate or remove those circumstances, including (without limitation) the transfer of its rights and obligations under the Finance Documents to another bank or financial institution acceptable to the Borrower or changing its Facility Office. However, nothing in this Agreement shall oblige any Bank to agree to or take any such steps or otherwise to act in any way which might (in the opinion of the Bank) be prejudicial to that Bank or inconsistent with any of its banking policies, or to disclose any information as to its banking policies or any other matters which it regards as confidential or commercially sensitive.

12.       INTEREST AND INSTRUMENT FEES

12.1      Interest rate

          The rate of interest on each Loan for its Term is the rate per annum determined by the Agent to be the aggregate of the applicable:-

          (a) Margin;

          (b) LIBOR; and

          (c) MLA Cost.

12.2      Due dates

          Except as otherwise provided in this Agreement, accrued interest on each Loan is payable by the Borrower on its Repayment Date and also, in the case of a Loan with a Term longer than 6 months, on the date falling 6 months after its Drawdown Date.

12.3      Instrument Fee

          (a) The Borrower shall, in respect of each Instrument pay an Instrument fee to the Agent (for the Banks pro rata to their respective maximum liabilities under the relevant Instrument computed at a rate per annum equal to the applicable Margin (as at the date the fee is payable) on the daily outstanding face amount for the time being).

          (b) The Instrument fee in respect of each Instrument is payable quarterly in arrear on the last day of each fee period for that Instrument. The first fee period for an Instrument shall begin on its Drawdown Date and end immediately before the next Fee Payment Date, and each succeeding fee period for that Instrument shall begin on the expiry of the immediately preceding period and end immediately before the next Fee Payment Date.

          (c) The Borrower shall, in respect of each Instrument, pay an up-front Instrument fee to the Issuing Bank (for its own account exclusively) on the Drawdown Date for that Instrument of 0.25% flat on the face amount of that Instrument.

12.4      Default interest

(a) If an Obligor fails to pay any amount payable by it under this Agreement, it shall forthwith on demand by the Agent pay interest on the overdue amount from the due date up to the date of actual payment, as well after as before judgment, at a rate (the "default rate") determined by the Agent to be 1 per cent. per annum above the higher of:-

          (i) the rate on the overdue amount under Clause 12.1 (Interest rate) immediately before the due date (if of principal); and

          (ii) the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for such successive Terms of such duration as the Agent may determine (each a "Designated Term").

(b) The default rate will be determined on each Business Day or the first day of the relevant Designated Term, as appropriate.

(c) If the Agent determines that deposits in the currency of the overdue amount are not at the relevant time being made available by the Reference Banks to leading banks in the London interbank market, the default rate will be determined by reference to the cost of funds to the Agent from whatever sources it selects.

(d)       Default interest will be compounded at the end of each Designated
          Term.

12.5      Notification of rates of interest

          The Agent shall promptly notify each relevant Party of the determination of a rate of interest under this Agreement.

13.       PAYMENTS

13.1      Place

          All payments by an Obligor or a Bank under this Agreement shall be made to the Agent to its account at such office or bank as it may notify to that Obligor or Bank for this purpose.

13.2      Funds

          Payments under this Agreement to the Agent shall be made for value on the due date at such times and in such funds as the Agent may specify to the Party concerned as being customary at the time for the settlement of transactions in Sterling.

13.3      Distribution

(a) Each payment received by the Agent under this Agreement for another Party shall, subject to paragraphs (b) and (c) below, be made available by the Agent to that Party by payment (on the date and in the currency and funds of receipt) to its account with such bank in the principal financial centre of the country of the relevant currency as it may notify to the Agent for this purpose by not less than 5 Business Days' prior notice.

(b) The Agent may apply any amount received by it for an Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from an Obligor under this Agreement or in or towards the purchase of any amount of any currency to be so applied.

(c) Where a sum is to be paid under this Agreement to the Agent for the account of another Party, the Agent is not obliged to pay that sum to that Party until it has established that it has actually received that sum. The Agent may, however, assume that the sum has been paid to it in accordance with this Agreement and, in reliance on that assumption, make available to that Party a corresponding amount. If the sum has not been made available but the Agent has paid a corresponding amount to another Party, that Party shall forthwith on demand refund the corresponding amount to the Agent together with interest on that amount from the date of payment to the date of receipt, calculated at a rate determined by the Agent to reflect its cost of funds.

13.4      Currency

(a) Amounts payable in respect of costs, expenses, taxes and the like are payable in the currency in which they are incurred.

(b) Any other amount payable under this Agreement is, except as otherwise provided in this Agreement, payable in Sterling.

13.5      Set-off and counterclaim

          All payments made by an Obligor under this Agreement shall be made without set-off or counterclaim.

13.6      Non-Business Days

(a) If a payment under this Agreement is due on a day which is not a Business Day, the due date for that payment shall instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b) During any extension of the due date for payment of any principal under this Agreement interest is payable on the principal at the rate payable on the original due date.

13.7      Partial payments

(a) If the Agent receives a payment insufficient to discharge all the amounts then due and payable by the Obligors under this Agreement, the Agent shall apply that payment towards the obligations of the Obligors under this Agreement in the following order:-

          (i) first, in or towards payment pro rata of any unpaid costs and expenses of the Agent under this Agreement;

          (ii) secondly, in or towards payment pro rata of any accrued fees due but unpaid under Clause 23.1 (Commitment and Facility fee) and Clause 12.3 (Instrument fee);

          (iii) thirdly, in or towards payment pro rata of any accrued interest due but unpaid under this Agreement;

          (iv) fourthly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

          (v) fifthly, in or towards payment pro rata of any other sum due but unpaid under this Agreement.

(b) The Agent shall, if so directed by all the Banks, vary the order set out in sub-paragraphs (a)(ii) to (v) above.

(c) Paragraphs (a) and (b) above shall override any appropriation made by an Obligor.

14.       TAXES

14.1      Gross-up

          All payments by an Obligor under the Finance Documents shall be made without any deduction and free and clear of and without deduction for or on account of any taxes, except to the extent that the Obligor is required by law to make payment subject to any taxes. If any tax or amounts in respect of tax must be deducted, or any other deductions must be made, from any amounts payable or paid by an Obligor, or paid or payable by the Agent to a Bank, under the Finance Documents, the Obligor shall pay such additional amounts as may be necessary to ensure that the relevant Bank receives a net amount equal to the full amount which it would have received had payment not been made subject to tax.

14.2      Tax receipts

          All taxes required by law to be deducted or withheld by an Obligor from any amounts paid or payable under the Finance Documents shall be paid by the relevant Obligor when due and the Obligor shall, within 15 days of the payment being made, deliver to the Agent for the relevant Bank evidence satisfactory to that Bank (including all relevant tax receipts) that the payment has been duly remitted to the appropriate authority.

14.3      Qualifying Banks

(a) Subject to paragraph (b) below, if, a Bank is not or ceases to be a Qualifying Bank, no Obligor will be liable to pay to that Bank under Clause 14.1 (Gross-up) any amount in respect of taxes levied or imposed by the U.K. or any taxing authority of or in the U.K. in excess of the amount it would have been obliged to pay if that Bank had been or had not ceased to be a Qualifying Bank.

(b) Paragraph (a) does not apply if a Bank ceases to be a Qualifying Bank as a result of the introduction of, change in, or any change in the interpretation, administration or application of, any law or regulation or any practice or concession of the U.K. Inland Revenue occurring after the date of this Agreement.

15.       MARKET DISRUPTION

(a)       If, in relation to any proposed Loan:

          (i) the Agent determines that adequate and fair means do not exist for ascertaining the applicable LIBOR; or

          (ii) the Agent receives notification from Banks whose participations in a Loan exceed 50 per cent. of that Loan that, in their opinion:-

                (A) matching deposits may not be available to them in the London interbank market in the ordinary course of business to fund their participations in that Loan for the relevant Term; or

                (B) the cost to them of matching deposits in the London interbank market would be in excess of the relevant LIBOR, the Agent shall promptly notify the Borrower and the relevant Banks of the fact and that this Clause 15 is in operation.

(b)       After any notification under paragraph (a) above:-

          (i)   the Loan shall be made on the requested Drawdown Date;

          (ii) within 5 Business Days of receipt of the notification, the Borrower and the Agent shall enter into negotiations for a period of not more than 30 days with a view to agreeing an alternative basis for determining the rate of interest and/or funding applicable to that Loan;

          (iii) any alternative basis agreed under paragraph (ii) above with the prior consent of all the Banks shall be binding on all the Parties;

          (d) if no alternative basis is agreed, each Bank shall (through the Agent) certify, on or before the last day of the Interest Period to which the notification relates, an alternative basis for maintaining its participation in that Loan;

          (e) any such alternative basis may include an alternative method of fixing the interest rate and alternative Interest Periods but it must reflect the cost to the Bank of funding its participation in the Loan from whatever sources it may select plus the Margin plus any MLA Cost; and

          (e) each alternative basis so certified shall be binding on the Obligors and the certifying Bank and treated as part of this Agreement.

          If any alternative basis applies under the above provisions for the time being, the Agent will, at the Borrower's request, consult with the Borrower when, and for so long as is, reasonable with a view to reverting to the normal basis for the calculation of interest.

16.       INCREASED COSTS

16.1      Increased costs

(a) Subject to Clause 16.2 (Exceptions), the Borrower shall forthwith on demand by a Finance Party pay that Finance Party the amount of any increased cost incurred by it or any of its Affiliates as a result of the introduction of, or any change in (or in the interpretation or application of) any law or regulation (including any relating to taxation or reserve asset, special deposit, cash ratio, liquidity or capital adequacy requirements or any other form of banking or monetary control).

(b)       In this Agreement "increased cost" means:-

          (i) an additional cost incurred by a Finance Party or any of its Affiliates as a result of it having entered into, or performing, maintaining or funding its obligations under, this Agreement; or

          (ii) that portion of an additional cost incurred by a Finance Party or any of its Affiliates in making, funding or maintaining all or any advances or credits comprised in a class of advances or credits formed by or including the participations in the Loansmade or to be made, or in the Instruments issued or to be issued, or in the Instruments issued or to be issued, under this Agreement as is attributable to it making, funding or maintaining those participations; or

          (iii) a reduction in any amount payable to a Finance Party or the effective return to a Finance Party or any of its Affiliates under this Agreement or on its capital; or

           (iv) the amount of any payment made by a Finance Party or any of its Affiliates, or the amount of interest or other return foregone by a Finance Party or any of its Affiliates, calculated by reference to any amount received or receivable by a Finance Party from any other Party under this Agreement.

16.2       Exceptions

           Clause 16.1 (Increased costs) does not apply to any increased cost:-

           (a)  compensated for by the payment of the MLA Cost;

           (b)  compensated for by the operation of Clause 14 (Taxes);

           (c) attributable to any change in the rate of tax on the overall net income of a Bank (or the overall net income of a division or branch of the Bank) imposed in the jurisdiction in which its principal office or Facility Office is situate.

17.        ILLEGALITY

           If it is or becomes unlawful in any jurisdiction for a Bank or the Issuing Bank to give effect to any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Credit, then:-

           (a) the Bank or (as appropriate) the Issuing Bank may notify the Borrower through the Agent accordingly; and

           (b)   (i)   the Borrower shall forthwith prepay that Bank's
                       participation in all the Loans together with all other amounts payable by it to that Bank under this Agreement;

                 (ii) the Borrower in respect of each outstanding Instrument shall pay cash cover to that Bank in an amount equal to that Bank's Liability Proportion of the face amount of that Instrument; and

                 (iii) the Bank's Commitment or (as appropriate) the Issuing
                       Bank's obligation to issue any Instrument shall be cancelled.

18.       GUARANTEE

18.1      Guarantee

          The Guarantor irrevocably and unconditionally:-

          (a) as principal obligor, guarantees to each Finance Party prompt performance by the Borrower of all its obligations under the Finance Documents;

          (b) undertakes with each Finance Party that whenever the Borrower does not pay any amount when due under or in connection with any Finance Document, the Guarantor shall forthwith on demand by the Agent pay that amount as if the Guarantor instead of the Borrower were expressed to be the principal obligor; and

          (c) indemnifies each Finance Party on demand against any loss or liability suffered by it if any obligation guaranteed by the Guarantor is or becomes unenforceable, invalid or illegal.

18.2      Continuing guarantee

          This guarantee is a continuing guarantee and will extend to the ultimate balance of all sums payable by the Borrower under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

18.3      Reinstatement

(a) Where any discharge (whether in respect of the obligations of either Obligor or any security for those obligations or otherwise) is made in whole or in part or any arrangement is made on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation or otherwise without limitation, the liability of the Guarantor under this Clause 18 (Guarantee) shall continue as if the discharge or arrangement had not occurred.

(b) Each Finance Party may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.

18.4      Waiver of defences

          The obligations of the Guarantor under this Clause 18 (Guarantee) will not be affected by any act, omission, matter or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Clause 18 (Guarantee) or prejudice or diminish those obligations in whole or in part, including (whether or not known to it or any Finance Party):-

          (a) any time or waiver granted to, or composition with, the Borrower or other person;

          (b) the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Borrower or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

          (c) any incapacity or lack of powers, authority or legal personality of or dissolution or change in the members or status of the Borrower or any other person;

          (d) any variation (however fundamental) or replacement of a Finance Document or any other document or security so that references to that Finance Document in this Clause 18 (Guarantee) shall include each variation or replacement;

          (e) any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security, to the intent that the Guarantor's obligations under this Clause 18 (Guarantee) shall remain in full force and its guarantee be construed accordingly, as if there were no unenforceability, illegality or invalidity;

          (f) any postponement, discharge, reduction, non-provability or other similar circumstance affecting any obligation of the Borrower under a Finance Document resulting from any insolvency, liquidation or dissolution proceedings or from any law, regulation or order so that each such obligation shall for the purposes of the Guarantor's obligations under this Clause 18 (Guarantee) shall be construed as if there were no such circumstance.

18.5      Immediate recourse

          The Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this Clause 18 (Guarantee).

18.6      Appropriations

          Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:-

          (a) refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

          (b) hold in a suspense account any moneys received from the Guarantor or on account of the Guarantor's liability under this Clause 18 (Guarantee), without liability to pay interest on those moneys.

18.7      Non-competition

          Until all amounts which may be or become payable by the Borrower under or in connection with the Finance Documents have been irrevocably paid in full, the Guarantor shall not, after a claim has been made or by virtue of any payment or performance by it under this Clause 18 (Guarantee):-

          (a) be subrogated to any rights, security or moneys held, received or receivable by any Finance Party (or any trustee or agent on its behalf) or be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of the Guarantor's liability under this Clause 18 (Guarantee);

           (b) claim, rank, prove or vote as a creditor of the Borrower or its estate in competition with any Finance Party (or any trustee or agent on its behalf); or

          (c) receive, claim or have the benefit of any payment, distribution or security from or on account of the Borrower, or exercise any right of set-off as against the Borrower.

          The Guarantor shall hold in trust for and forthwith pay or transfer to the Agent for the Finance Parties any payment or distribution or benefit of security received by it contrary to this Clause 18.7.

18.8      Additional security

          This guarantee is in addition to and is not in any way prejudiced by any other security now or hereafter held by any Finance Party.

19.       REPRESENTATIONS AND WARRANTIES

19.1      Representations and warranties

          The Borrower makes the representations and warranties set out in Clauses 19.1, 19.2, 19.10, 19.11, 19.12(a)(i) and 19.12(b)(i) to each
          Finance Party. The Guarantor makes all of the representations and warranties set out in this Clause 19 to each Finance Party.

19.1      Corporate Existence and Power

          Each Obligor and its Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and is duly qualified as a foreign corporation in each jurisdiction in the United States of America in which the conduct of its operations or the ownership of its properties requires such qualification and failure so to qualify would materially and adversely affect the Guarantor and its Subsidiaries taken as a whole. All of such corporations have all requisite corporate power to own their properties and to carry on their businesses, considered as a whole, substantially as now owned and as now being conducted. Each Obligor has full power, authority and legal right to execute and deliver this Agreement, to perform and observe the terms and provisions hereof and thereof, and (in the case of the Borrower) to borrow hereunder.

19.2      Corporate Authority

          The making and performance by each Obligor of this Agreement have been duly authorised by all necessary corporate action and do not and will not violate the provisions of any applicable law or regulation or of the certificate of incorporation or by-laws of that Obligor or any Subsidiary of that Obligor or any order of any court, regulatory body or arbitration tribunal and do not and will not result in the breach of, or constitute a default or require any consent under, or create any lien, charge or encumbrance upon any property or assets of that Obligor or any Subsidiary of that Obligor pursuant to, any indenture or other agreement or instrument to which that Obligor or any Subsidiary of that Obligor is a party or by which that Obligor or any Subsidiary of that Obligor or its property may be bound or affected. The making of this Agreement does not require, for the validity or enforceability thereof, any filing with, or consent or approval of, any state or federal agency or regulatory authority. This Agreement constitutes, the legal, valid and binding obligations of that Obligor, enforceable against that Obligor in accordance with their respective terms.

19.3      Litigation

          There are no suits, proceedings, or actions at law or in equity or by or before any governmental commission, board, bureau or other administration agency, pending or, to the knowledge of the Guarantor threatened against the Guarantor or any of its Subsidiaries or affecting the Guarantor or any of its Subsidiaries, which, in the opinion of the Guarantor, either (i) are likely to have a material adverse effect on the financial condition or business of the Guarantor and its Subsidiaries taken as a whole or (ii) will have an effect on the enforceability or validity of this Agreement.

19.4      Taxes

          The Guarantor and each Domestic Subsidiary of the Guarantor has filed (or has obtained extensions of the time by which it is required to file) all tax returns which are required to be filed and are material to the business, operations or financial position of the Guarantor and its Subsidiaries taken as a whole, and has paid all taxes shown due pursuant to such returns or pursuant to any assessment received by the Guarantor or any Domestic Subsidiary of the Guarantor, except such taxes, if any, as are being contested in good faith and as to which, in the opinion of the Guarantor, adequate reserves have been provided. The Guarantor does not know of any proposed tax assessment against it or any Domestic Subsidiary of the Guarantor or of any basis for one, except to the extent any such assessment has been, in the opinion of the Guarantor, adequately provided for in the consolidated tax reserves of the Guarantor and its Subsidiaries.

19.5      ERISA

          The Guarantor and each member of the Controlled Group (a) has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and (b) is in compliance in all material respects with the presently applicable provisions of ERISA and, with respect to Plans, the Code.

19.6      Financial Condition

          The consolidated balance sheet of the Guarantor and its Subsidiaries and consolidated statements of income, retained earnings and changes in financial position of the Guarantor and its Subsidiaries most recently furnished to the Agent and certified by Coopers & Lybrand, independent certified public accountants, fairly present the consolidated financial position of the Guarantor and its Subsidiaries as at the date thereof, and the consolidated results of operations of the Guarantor and its Subsidiaries for the period indicated, all in accordance with generally accepted accounting principles consistently applied. There has been no material adverse change in the consolidated operations or condition, financial or otherwise, of the Guarantor and its Subsidiaries considered as a whole, since the date to which those accounts were drawn up.

19.7      Investment Company

          The Guarantor is not required to be registered under the United States Investment Company Act of 1940, as amended.

19.8      Environmental Matters

          In the ordinary course of its business, the Guarantor conducts appropriate reviews of the effect of Environmental Laws on the business, operations and properties of the Guarantor and its Subsidiaries, in the course of which it identifies and evaluates pertinent liabilities and costs (including, without limitation, capital or operating expenditures required for clean-up or closure of properties presently or previously owned or for the lawful operation of its current facilities, required constraints or changes in operating activities, and evaluation of liabilities to third parties, including employees, together with pertinent costs and expenses).
          On the basis of this review, the Guarantor has reasonably concluded that Environmental Laws are not likely to have a material adverse effect on the business, financial position or results of operations of the Guarantor and its Consolidated Subsidiaries, considered as a whole.

19.9      Compliance with Laws

          The Guarantor complies, and has caused each of its Subsidiaries to comply, in all material respects with all applicable laws, ordinances, rules, regulations and requirements of governmental authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder), except where (i) the necessity of compliance therewith is contested in good faith by appropriate proceedings, (ii) no officer of the Guarantor is aware that the Guarantor or the relevant Subsidiary has failed to comply therewith or
          (iii) the Guarantor has reasonably concluded that failure to comply is not likely to have a material adverse effect on the business, financial position or results of operations of the Guarantor and its Consolidated Subsidiaries, taken as a whole.

19.10     No immunity

          In any proceedings taken in its jurisdiction of incorporation (and, in the case of the Guarantor, the federal courts of the United States) in relation to any Finance Document, no Obligor will be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

19.11     Governing law

          In any proceedings taken in its jurisdiction of incorporation (and, in the case of the Guarantor, the federal courts of the United States) in relation to this Agreement, the choice of English law as the governing law of this Agreement and any judgment obtained in England will be recognised and enforced.

19.12     No default

(a)       In respect of a Credit other than a Refunding Loan:-

          (i) No Default is outstanding or would result from the drawing of any Credit; and

          (ii) no other event is outstanding which constitutes (or, with the giving of notice, lapse of time, determination of materiality or the fulfilment of any other applicable condition or any combination of the foregoing, might constitute) a default under any document which is binding on the Guarantor or any of its Subsidiaries or any asset of the Guarantor or any of its Subsidiaries to an extent or in a manner which would have a material adverse effect on the business or financial condition of the Guarantor and its consolidated Subsidiaries taken as a whole or on the ability of either Obligor to perform its obligations under this Agreement.

          (b) In respect of a Refunding Loan no Event of Default is outstanding or would result from the making of any Refunding Loan.

19.13     Times for making representations and warranties

          The representations and warranties set out in this Clause 19 (Representations and warranties):-

          (a)   are made on the date of this Agreement; and

          (b) are deemed to be repeated by each Obligor on the date of each Request and each Drawdown Date with reference to the facts and circumstances then existing (except, in the case of a Refunding Loan, the representations and warranties set out in Clause 19.3, Clause 19.4, Clause 19.5(a), the last sentence of Clause 19.6, Clause 19.8 and Clause 19.9).

20.       UNDERTAKINGS

20.1      Duration

(a) The undertakings in this Clause 20 (Undertakings) remain in force from the date of this Agreement for so long as any amount is or may be outstanding under this Agreement or any Commitment is in force.

(b) The Borrower undertakes to observe or perform the undertakings contained in Clauses 20.2 and 20.10. The Guarantor undertakes to observe or perform all of the undertakings set out in this Clause 20.

20.2      Preservation of Corporate Existence

          Each Obligor will preserve and maintain its corporate existence, and qualify and remain qualified as a validly existing corporation in good standing in each jurisdiction in which the conduct of its operations or the ownership of its properties requires such qualification, and failure so to qualify would materially and adversely affect that Obligor and its Subsidiaries taken as a whole.

20.3      Periodic Reports

          The Guarantor will furnish to the Agent in sufficient copies for all the Banks:

          (a) Within 60 days after the end of each of the first three fiscal quarters of the Guarantor, the quarterly consolidated financial statements of the Guarantor and its Consolidated Subsidiaries including the consolidated balance sheet of the Guarantor and its Consolidated Subsidiaries as of the end of such quarter, consolidated statements of income of the Guarantor and its Consolidated Subsidiaries for such quarter and consolidated statements of income and cash flow for the period from the beginning of the Guarantor's then fiscal year to the end of such quarter, unaudited but certified as presenting in all material respects the financial position of the Guarantor and its Consolidated Subsidiaries and the results of their operations in accordance with generally accepted accounting principles (subject to year-end adjustments) by the President, the Chief Financial Officer, the Chief Accounting Officer or the Treasurer of the Guarantor.

          (b) Within 120 days after the end of each fiscal year of the Guarantor, the consolidated balance sheet of the Guarantor and its Consolidated Subsidiaries as of the end of such fiscal year and the consolidated statements of income and cash flow of the Guarantor and its Consolidated Subsidiaries for such fiscal year, all in reasonable detail and accompanied by an opinion thereon by independent certified public accountants of recognised standing stating that such consolidated financial statements present fairly the financial position of the Guarantor and its Consolidated Subsidiaries and the results of their operations in conformity with generally accepted accounting principles.

           (c) Simultaneously with the delivery of each set of financial statements referred to in subsections (a) and (b) above, and in addition, with respect to clause (iii) of this subsection, within 90 days after the end of each fourth fiscal quarter of the Guarantor, a certificate of the President, Chief Financial Officer, Chief Accounting Officer or Treasurer of the Guarantor
                (i) setting forth in reasonable detail the calculations required to establish whether the Guarantor was in compliance with the requirements of Clauses 20.4 to 20.8, inclusive, on the date of such financial statements, (ii) stating, to the best of his knowledge, whether any Default exists on the date of such certificate and, if any Default exists, setting forth the details thereof and the action which the Guarantor is taking or proposes to take with respect thereto, and (iii) setting forth in reasonable detail the calculation of the Leverage Ratio and the Interest Coverage Ratio, as of the end of the applicable fiscal quarter of the Guarantor, and setting forth the Margin, and the margins for the fees set forth in Clauses 23.1(a) and
                (b) hereof commencing with the Agent's receipt of the certificate.

          (d) As soon as practical, and in any event within 30 days after it is filed with the Securities and Exchange Commission, copies of all such financial statements and reports as it shall send to its security holders and of all final prospectuses under the Securities Act of 1933, as amended, relating to underwritten public offerings of debt or equity securities of the Guarantor, reports on forms 10-Q, 10-K and 8-K and all similar regular and periodic reports filed by it with the Securities and Exchange Commission.

          (e) From time to time, such other information regarding the financial position or business of the Guarantor as the Agent, at the direction of any Bank, may reasonably request. Such information shall be furnished promptly after any such request.

20.4      Limitations on Debt of Consolidated Subsidiaries

(a) The Guarantor will not at any time suffer or permit any Consolidated Subsidiary to create, incur, issue, guarantee or assume any Debt if, immediately after giving effect thereto, the aggregate outstanding amount (determined at that time) of Debt of all Consolidated Subsidiaries (other than Debt owed to the Guarantor or one or more other Consolidated Subsidiaries) would be greater than 15% of the maximum aggregate amount of Debt of the Guarantor and its Consolidated Subsidiaries which may then be outstanding without causing a violation of Clause 20.6 hereof.

(b) For purposes of the limitations provided in, and computations under, this Clause 20.4, (i) when a corporation which is not currently a Consolidated Subsidiary becomes a Consolidated

          Subsidiary it shall be deemed to create at such time all the Debt it has outstanding immediately after such time (provided that, if after giving effect to this clause (i), the aggregate outstanding amount of Debt of all Consolidated Subsidiaries (other than Debt owed to the Guarantor or one or more other consolidated Subsidiaries) would be greater than 15% but less than 30% of the maximum aggregate amount of all Debt of the Guarantor and its Consolidated Subsidiaries which may then be outstanding without causing a violation of Clause 20.6 hereof, this clause (i) shall not apply at the time such corporation becomes a Consolidated Subsidiary, but such corporation shall be deemed to create on the 15th day after it becomes a Consolidated Subsidiary all the Debt it has outstanding on such 15th Day), (ii) the disposition (other than to a Consolidated Subsidiary or the Guarantor) by the Guarantor or a Subsidiary of capital stock of any Consolidated Subsidiary which holds Debt of the Guarantor or any other Consolidated Subsidiary so that the Consolidated Subsidiary ceases to be a Consolidated Subsidiary after such disposition shall be deemed the creation of such Debt, and (iii) the disposition (other than to a Consolidated Subsidiary or the Guarantor) of Debt of the Guarantor or any Consolidated Subsidiary by any Consolidated Subsidiary or the Guarantor shall be deemed the creation of such Debt.

(c)       The above limitation shall not prevent any Consolidated
          Subsidiary from creating, incurring, issuing, guaranteeing or assuming Debt for the purpose of extending, renewing or refunding not more than the principal amount of the Debt than outstanding of a Consolidated Subsidiary.

20.5      Interest Coverage Ratio

          The Guarantor will not permit the Interest Coverage Ratio at the end of any financial quarter to be less than 2.0 to 1.0, with each such Interest Coverage Ratio at the end of any fiscal quarter to be computed for the four consecutive fiscal quarterly periods then ending as one computation period.

20.6      Leverage Ratio

          The Guarantor will not permit the Leverage Ratio at any time to exceed
          0.65 to 1.0. The above limitation shall not prevent the Guarantor or any of its Consolidated Subsidiaries from creating, incurring, issuing, guaranteeing or assuming Debt for the purpose of extending, renewing or refunding not more than the principal amount of the Debt then outstanding of the Guarantor or of a Consolidated Subsidiary.

20.7      Stockholder Equity

          The Guarantor will not permit or suffer the Consolidated Stockholder Equity of the Guarantor and its Consolidated Subsidiaries at any time to be less than the sum of (a) $170,000,000 plus (b) 75% of the amount, if any, by which increases in Consolidated Stockholder Equity of the Guarantor and its Consolidated Subsidiaries on or after 11th February, 1993 due to the sale or other disposition of stock issued by the Guarantor exceed decreases thereof on or after 11th February, 1993 due to the acquisition or redemption of stock issued by the Guarantor, plus (c) the greater of (i) zero and (ii) 50% of the Consolidated Net Income of the Guarantor and its Consolidated Subsidiaries for each fiscal year subsequent to 31st December 1992 (excluding any fiscal year in which Consolidated Net Income is negative), with such adjustments pursuant to subsections (b) and (c) above to be made at the end of each fiscal year of the Guarantor thereafter. For purposes of this Section only, Consolidated Net Income for any relevant year shall be deemed reduced by the amount of any dividends accrued or declared with respect to preferred stock of the Guarantor during the relevant fiscal year.

20.8      Ratio of Funded Debt to Adjusted Operating Profit

          The Guarantor will not permit or suffer the ratio of (a) the Consolidated Funded Debt of the Guarantor and its Consolidated Subsidiaries to (b) the Consolidated Adjusted Operating Profit of the Guarantor and its Consolidated Subsidiaries, at any time to be greater than 4.0 to 1.0. The above limitation shall not prevent the Guarantor or any of its Consolidated Subsidiaries from creating, incurring, issuing, guaranteeing or assuming Debt for the purpose of extending, renewing or refunding not more than the principal amount of the Debt then outstanding of the Guarantor or of a Consolidated Subsidiary.

20.9      Negative Pledge

          Neither the Guarantor nor any of the Guarantor's Consolidated Subsidiaries will create, assume or suffer to exist any Security Interest on any asset now owned or hereafter acquired by it, except:

          (a) Security Interests existing on the date hereof securing Debt outstanding on the date hereof in an aggregate principal amount not exceeding $2,500,000;

          (b) any Security Interest existing on any asset of any corporation at the time such corporation becomes a Consolidated Subsidiary and not created in contemplation of such event;

          (c) any Security Interest on any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset (or acquiring a corporation or other entity which owned such asset), provided that such Security Interest attaches to such asset concurrently with or within 90 days after such acquisition;

          (d) any Security Interest on any asset of any corporation existing at the time such corporation is merged or consolidated with or into the Guarantor or a Consolidated Subsidiary thereof and not created in contemplation of such event;

          (e) any Security Interest existing on any asset prior to the acquisition thereof by the Guarantor or a Consolidated Subsidiary thereof and not created in contemplation of such acquisition;

          (f) any Security Interest arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Security Interest permitted by any of the foregoing subparagraphs of this Clause, provided that such Debt is not increased and is not secured by any additional assets;

          (g) any Security Interest in favour of the holder of Debt (or any Person acting for or on behalf of such holder) arising pursuant to any order of attachment, distraint or similar legal process arising in connection with court proceedings so long as the execution or other enforcement thereof is effectively stayed and the claims thereby are being contested in good faith by appropriate proceedings;

          (h) Security Interests incidental to the normal conduct of its business or the ownership of its assets which (i) do not secure Debt and (ii) do not in the aggregate materially detract (due to the United States Dollar amount of the liability secured by such Security Interests or otherwise) from the value of the assets of the Guarantor and the Guarantor's Consolidated Subsidiaries taken as a whole or in the aggregate materially impair the use thereof in the operation of the business of the Guarantor and its Consolidated Subsidiaries taken as a whole;

          (i) Security Interests on the assets of TriMas Fasteners, Inc. securing indebtedness of up to $5,000,000 to be incurred in connection with any proposed bond financing to be provided in conjunction with the Guarantor's Frankfort, Indiana expansion project;

          (j) Security Interests on all shipping documents and instruments issued in connection with letter of credit transactions securing obligations incurred in connection with such letter of credit transactions; and

          (k) Security Interests securing Debt which are not otherwise permitted by the foregoing paragraphs of this Clause; provided that (i) the aggregate outstanding principal amount of Debt secured by all such Security Interests on Current Assets shall not at any time exceed 15% of the Consolidated Current Assets of the Guarantor and its Consolidated Subsidiaries and (ii) the aggregate outstanding principal amount of Debt secured by all such Security Interests (including Security Interests referred to in subsection (i) of this proviso) shall not at any time exceed the sum of (A) 25% of the Consolidated Current Assets of the Guarantor and its Consolidated Subsidiaries plus (B) 10% of the Consolidated Tangible Net Worth of the Guarantor and its Consolidated Subsidiaries;

           provided, however, that the restrictions set forth in this Clause shall not apply to "margin stock" (as defined in Regulation U of the Board of Governors of the United States Federal Reserve System), if and to the extent that the value of the margin stock with respect to which the rights of the Obligors and their Subsidiaries are restricted by this Section would otherwise exceed 25% of the value of all assets with respect to which the rights of the Guarantor and its Subsidiaries are restricted by this Clause.

20.10      Merger, Consolidation, Sale of Assets

(a) Neither Obligor will directly or indirectly sell, lease, transfer or otherwise dispose of all or substantially all of its assets other than to the Guarantor (in the case of disposals by the Borrower) or a Subsidiary of the Guarantor, or merge or consolidate with any other Person, unless the Obligor shall be the continuing or surviving corporation.

(b) No disposition of assets, merger or consolidation referred to in paragraph (a) of this Clause shall be permitted if, immediately after giving effect thereto, a Default.

20.11      Notice of Events of Default

           The Guarantor will, within thirty (30) days after any officer of the Guarantor obtains knowledge of a Default, unless the same shall have been cured within such thirty-day period, give written notice thereof to the Agent, specifying the nature thereof, the period of existence thereof, and what action the Guarantor proposes to take with respect thereto.

20.12     Use of Proceeds

          None of the proceeds of the Loans made under this Agreement will be used in violation of any applicable law or regulation including, without limitation, Regulation U of the Board of Governors of the United States Federal Reserve System.

21.       DEFAULT

21.1      Events of Default

          Each of the events set out in Clauses 21.2 (Non-Payment) to 21.15 (Ownership of the Borrower) (inclusive) is an Event of Default (whether or not caused by any reason whatsoever outside the control of either Obligor or any other person).

21.2      Non-Payment

          (i) The Borrower shall fail to pay when due any principal of any Loan or shall fail to pay within five days of the due date thereof any interest on any Loan or any amount payable under Clause 12 (Interest and Instrument Fees) or (ii) the Borrower shall fail to pay within five days of the due date thereof any commitment, facility or Agent's fee payable under Clause 23 of this Agreement.

21.3      Certain Covenants

          The Borrower shall fail to observe or perform any undertaking contained in Clauses 20.2 or 20.10 or the Guarantor shall fail to observe or perform any undertaking contained in Clauses 20.2 or 20.4 to 20.11 inclusive.

21.4      Other Defaults

          Any Obligor shall fail to observe or perform any covenants or agreement contained in this Agreement (other than those covered by Clauses 21.2 or 21.3 above) for thirty (30) days after written notice thereof has been given to that Obligor by the Agent.

21.5      Misrepresentation

          Any representation or warranty of the Borrower to the Finance Parties contained in Clauses 19.1, 19.2, 19.10, 19.11 and 19.12(a)(i) or any
          representations or warranty of the Guarantor or any officer of the Guarantor to the Finance Parties contained herein, in any Guaranty or in any certificate, statement or report furnished to the Finance Parties hereunder shall prove to have been incorrect or misleading in any material respect on the date when made or deemed made provided that, if any representation and warranty deemed to have been made by either Obligors pursuant to Clause 4.2(a)(ii) in respect of a Refunding Loan and Clause 19.12(b)(i) was incorrect solely by reason of the existence of an Event of Default of which that Obligor was not aware when such representation and warranty was deemed to have been made and which was cured before or promptly after that Obligor became aware thereof, then such representation and warranty shall be deemed not to have been incorrect in any material respect.

21.6      Cross Default

          The Guarantor or any Significant Subsidiary thereof shall fail to pay at maturity, or within any applicable period of grace, any Debt (other than a Loan, or Acquired Debt in an aggregate outstanding principal amount not exceeding $15,000,000) having an aggregate principal amount in excess of $5,000,000, and such failure has not been waived, or fail to observe or perform any term, covenant or agreement, contained in any agreement (other than this Agreement) by which it is bound evidencing or securing indebtedness for borrowed money (other than Acquired Debt in an aggregate outstanding principal amount not exceeding $15,000,000) for such period of time as would cause or permit the holder or holders (or any Persons or entity acting for or on behalf of such holder or holders) thereof or of any obligations issued thereunder to accelerate the maturity thereof or of any such obligations, which aggregate more than $5,000,000 and such failure has not been waived.

21.7      Voluntary Insolvency Proceedings

          Either Obligor or any Significant Subsidiary thereof shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator, administrator or administrative receiver of itself or of a significant portion of its assets; (ii) be unable or admit in writing its inability or is deemed for the purposes of any law to be unable to pay its debts as they fall due; (iii) make a general assignment, composition or arrangement for the benefit of creditors; (iv) be adjudicated a bankrupt, insolvent or in administration; or (v) file a voluntary petition in bankruptcy or a petition or an answer seeking reorganisation or an arrangement with creditors or its administration or to take advantage of any insolvency law, or any answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganisation, administration or insolvency proceedings or a resolution of either the shareholders or the Board of Directors of such corporation shall be adopted for the purpose of effecting any of the foregoing.

21.8      Involuntary Insolvency Proceedings

          A proceeding shall be instituted without the application, approval or consent of either Obligor or any Significant Subsidiary thereof, in any court of competent jurisdiction seeking, in respect of that Obligor or such Significant Subsidiary, adjudication in bankruptcy, dissolution, administration, winding up, reorganisation, a composition, assignment or arrangement with creditors, a readjustment of debts, the appointment of a receiver, trustee, liquidator, administrative receiver, administrator or the like of such corporation or a significant portion of its assets, or other like relief in respect of such corporation under any insolvency or bankruptcy law, and the same shall continue undismissed or unstayed and in effect for any period of sixty consecutive days.

21.9      Analogous Proceedings

          There occurs in relation to any Obligor or Significant Subsidiary thereof, any event which corresponds with any of those mentioned in Clauses 21.7 and 21.8.

21.10     Judgments

          Final judgments for the payment of money in excess of $1,000,000 in amount shall be rendered by a court of record against the Guarantor or any Significant Subsidiary thereof and the Guarantor or such Significant Subsidiary shall not discharge the same or provide for its discharge, or procure a stay of execution thereof, within sixty days from the date of entry thereof, and within said period of sixty days or such longer period during which execution of such judgment shall have been stayed, move to vacate said judgment or appeal therefrom and cause the execution thereof to be stayed pending determination of such motion or during such appeal.

21.11     ERISA

          The Guarantor or any member of the Controlled Group shall fail to pay when due an amount or amounts aggregating in excess of $1,000,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Benefit Liabilities in excess of $25,000,000 (collectively, a "Material Plan") shall be filed under Title IV of ERISA by any member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated.

21.12     Unlawfulness

          It is or becomes unlawful for the Guarantor to perform any of its obligations under the Finance Documents.

21.13     Guarantee

          The guarantee of the Guarantor is not effective or is alleged by the Guarantor to be ineffective for any reason.

21.14     Ownership of the Borrower

          The Borrower is not or ceases to be a wholly-owned Subsidiary of the Guarantor.

21.15     Acceleration

          On and at any time after the occurrence of an Event of Default the Agent may, and shall if so directed by the Majority Banks, by notice to the Borrower:-

          (a)   cancel the Total Commitments; and/or

          (b) demand that all or part of the Loans, together with accrued interest, and all other amounts accrued under this Agreement be immediately due and payable, whereupon they shall become immediately due and payable; and/or

          (c) demand that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand; and/or

          (d) require the Borrower in respect of each (or any) Instrument to pay cash cover to each Bank in an amount equal to that Bank's Liability Proportion of the Instrument and the Borrower shall immediately comply with such requirement, which shall immediately constitute a liquidated and accrued debt due and payment for the benefit of the relevant Bank; and/or

           (e) prepay on behalf of the Borrower in respect of the relevant Instrument all or any part of the amounts which are the subject of each (or any) Instrument then outstanding and any such prepayment shall be treated as a payment made pursuant to a demand under the relevant Instrument for the purposes of Clause 9 (Counter-indemnity for Instruments) and 10 (Banks' agreement to reimburse).

22.       THE AGENT and the issuing bank

22.1      Appointment and duties of the Agent

          Each Finance Party (other than the Agent) irrevocably appoints the Agent to act as its agent under and in connection with the Finance Documents, and irrevocably authorises the Agent on its behalf to perform the duties and to exercise the rights, powers and discretions that are specifically delegated to it under or in connection with the Finance Documents, together with any other incidental rights, powers and discretions. The Agent shall have only those duties which are expressly specified in this Agreement. Those duties are solely of a mechanical and administrative nature.

22.2      Relationship

          (a) The relationship between the Agent and the other Finance Parties is that of agent and principal only. Nothing in this Agreement constitutes the Agent as trustee or fiduciary for any other Party or any other person and the Agent need not hold in trust any moneys paid to it for a Party or be liable to account for interest on those moneys.

          (b) the relationship between the Issuing Bank and each Bank shall, to the extent that any payment is made under an Instrument, be that of the debtor and creditor only. Nothing in the Finance Documents shall constitute the Issuing Banks, the agent, the trustee or the fiduciary of any or all of the Banks.

22.3      Majority Banks' directions

          The Agent will be fully protected if it acts in accordance with the instructions of the Majority Banks in connection with the exercise of any right, power or discretion or any matter not expressly provided for in the Finance Documents. Any such instructions given by the Majority Banks will be binding on all the Banks. In the absence of such instructions the Agent may act as it considers to be in the best interests of all the Banks.

22.4      Delegation

          The Agent may act under the Finance Documents through its personnel and agents.

22.5      Responsibility for documentation

          The Agent is not responsible to any other Party for:-

          (a) the execution, genuineness, validity, enforceability or sufficiency of any Finance Document or any other document;

          (b)  the collectability of amounts payable under any Finance Document;
               or

          (c) the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document.

22.6      Default

(a) The Agent is not obliged to monitor or enquire as to whether or not a Default has occurred. The Agent will not be deemed to have knowledge of the occurrence of a Default. However, if the Agent receives notice from a Party referring to this Agreement, describing the Default and stating that the event is a Default, it shall promptly notify the Banks.

(b) The Agent may require the receipt of security satisfactory to it whether by way of payment in advance or otherwise, against any liability or loss which it will or may incur in taking any proceedings or action arising out of or in connection with any Finance Document before it commences these proceedings or takes that action.

22.7      Exoneration

(a) Without limiting paragraph (b) below, the Agent will not be liable to any other Party for any action taken or not taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b) No Party may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind (including negligence or wilful misconduct) by that officer, employee or agent in relation to any Finance Document.

22.8      Reliance

          The Agent may:-

          (a) rely on any notice or document believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper person;

          (b) rely on any statement made by a director or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify; and

          (c) engage, pay for and rely on legal or other professional advisers selected by it (including those in the Agent's employment and those representing a Party other than the Agent).

22.9      Credit approval and appraisal

          Without affecting the responsibility of either Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Bank confirms that it:-

          (a) has made its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Agent in connection with any Finance Document; and

          (b) will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities while any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

22.10     Information

(a) The Agent shall promptly forward to the person concerned the original or a copy of any document which is delivered to the Facility Agent by a Party for that person.

(b) The Agent shall promptly supply a Bank with a copy of each document received by the Agent under Clause 4 (Conditions Precedent) upon the request and at the expense of that Bank.

(c) Except where this Agreement specifically provides otherwise, the Agent is not obliged to review or check the accuracy or completeness of any document it forwards to another Party.

(d)       Except as provided above, the Agent has no duty:-

          (i) either initially or on a continuing basis to provide any Bank with any credit or other information concerning the financial condition or affairs of either Obligor or any related entity of either Obligor whether coming into its possession or that of any of its related entities before, on or after the date of this Agreement; or

           (ii) unless specifically requested to do so by a Bank in accordance with this Agreement, to request any certificates or other documents from either Obligor.

22.11     The Agent and the Issuing Bank individually

(a) If it is also a Bank, each of the Agent and the Issuing Bank has the same rights and powers under this Agreement as any other Bank and may exercise those rights and powers as though it were not the Agent or the Issuing Bank.

(b)       The Agent may:-

          (i) carry on any business with an Obligor or its related entities;

          (ii) act as agent or trustee for, or in relation to any financing involving, an Obligor or its related entities; and

          (iii) retain any profits or remuneration in connection with its activities under this Agreement or in relation to any of the foregoing.

22.12     Indemnities

(a) Without limiting the liability of either Obligor under the Finance Documents, each Bank shall forthwith on demand indemnify the Agent for its proportion of any liability or loss incurred by the Agent in any way relating to or arising out of its acting as the Agent, except to the extent that the liability or loss arises directly from the Agent's gross negligence or wilful misconduct.

(b) A Bank's proportion of the liability or loss set out in paragraph (a) above is the proportion which its participation in the Loans and instruments (if any) bear to all the Loans and Instruments on the date of the demand. If, however, there are no Loans or Instruments outstanding on the date of demand, then the proportion will be the proportion which its Commitment bears to the Total Commitments at the date of demand or, if the Total Commitments have been cancelled, bore to the Total Commitments immediately before being cancelled.

(c) The Borrower shall forthwith on demand reimburse each Bank for any payment made by it under paragraph (a) above.

22.13     Compliance

(a) The Agent may refrain from doing anything which might, in its opinion, constitute a breach of any law or regulation or be otherwise actionable at the suit of any person, and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation of any jurisdiction.

(b) Without limiting paragraph (a) above, the Agent need not disclose any information relating to either Obligor or any of its related entities if the disclosure might, in the opinion of the Agent, constitute a breach of any law or regulation or any duty of secrecy or confidentiality or be otherwise actionable at the suit of any person.

22.14     Resignation of Agent

(a) Notwithstanding its irrevocable appointment, the Agent may resign by giving notice to the Banks and the Borrower, in which case the Agent may forthwith appoint one of its Affiliates as successor Agent or, failing that, the Majority Banks may appoint a successor Agent.

(b) If the appointment of a successor Agent is to be made by the Majority Banks but they have not, within 30 days after notice of resignation, appointed a successor Agent which accepts the appointment, the retiring Agent may appoint a successor Agent.

(c) The resignation of the retiring Agent and the appointment of any successor Agent will both become effective only upon the successor Agent notifying all the Parties that it accepts the appointment. On giving the notification, the successor Agent will succeed to the position of the retiring Agent and the term "Agent" will mean the successor Agent.

(d) The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as the Agent under this Agreement.

(e) Upon its resignation becoming effective, this Clause 22 (The Agent and the Issuing Bank) shall continue to benefit the retiring Agent in respect of any action taken or not taken by it under or in connection with the Finance Documents while it was the Agent, and, subject to paragraph (d) above, it shall have no further obligation under any Finance Document.

22.15     Banks

          The Agent may treat each Bank as a Bank, entitled to payments under this Agreement and as acting through its Facility Office(s) until it has received notice from the Bank to the contrary by not less than 5 Business Days prior to the relevant payment.

                                                            44
23.       FEES

23.1      Commitment and Facility fee

(a) The Borrower agrees to pay to the Agent for the Banks, rateably in proportion to their Commitments, a commitment fee on the daily average amount by which the aggregate amount of the Commitments exceeds the aggregate amount of the Credits during each Rate Period at a rate equal to (i) 0.025% per annum if the Pricing Ratio for the fiscal quarter ending immediately prior to such Rate Period is less than
          1.5 to 1.0, (ii) 0.05% per annum if the Pricing Ratio for the fiscal quarter ending immediately prior to such Rate Period is equal to or greater than 1.5 to 1.0 but less than 2.0 or (iii) 0.125% per annum if the Pricing Ratio for the fiscal quarter ending immediately prior to such Rate Period is equal to or greater than 2.0 to 1.0.

(b) The Borrower agrees to pay to the Agent for the Banks, rateably in proportion to their Commitments, a facility fee on the daily aggregate amount of the Commitments (regardless of usage) during each Rate Period at a rate equal to (i) 0.125% per annum if the Pricing Ratio for the fiscal quarter ending immediately prior to such Rate Period is less than 3.0 to 1.0, (ii) 0.15% per annum if the Pricing Ratio for the fiscal quarter ending immediately prior to such Rate Period is equal to or greater than 3.0 to 1.0 but less than 3.5 or (iii) 0.25% per annum if the Pricing Ratio for the fiscal quarter ending immediately prior to such Rate Period is equal to or greater than 3.5 to 1.0.

(c) Accrued commitment and facility fees are payable quarterly in arrear. Accrued commitment and facility fees are also payable to the Agent for the relevant Bank(s) on the cancelled amount of its Commitment at the time the cancellation takes effect.

23.2      Agent's fee

          The Borrower shall pay to the Agent for its own account an agency fee in such amount as may from time to time be agreed upon by the Borrower and the Agent.

23.3      VAT

          Any fee referred to in this Clause 23 (Fees) is exclusive of any value added tax or any other tax which might be chargeable in connection with that fee. If any value added tax or other tax is so chargeable, it shall be paid by the Borrower at the same time as it pays the relevant fee.

24.       EXPENSES

24.1      Initial and special costs

          The Borrower shall forthwith on demand pay the Agent the amount of all costs and expenses (including legal fees) incurred by it in connection with:-

          (a)  the negotiation, preparation, printing and execution of:-

               (i) this Agreement and any other documents referred to in this Agreement;

               (ii) any other Finance Document (other than a Novation
                    Certificate) executed after the date of this Agreement;

          (b) any amendment, waiver, consent or suspension of rights (or any proposal for any of the foregoing) requested by or on behalf of an Obligor and relating to a Finance Document or a document referred to in any Finance Document; and

          (c) any other matter, not of an ordinary administrative nature, arising out of or in connection with a Finance Document.

24.2      Enforcement costs

          The Borrower shall forthwith on demand pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by it:-

          (a) following an Event of Default in connection with the enforcement of, or the preservation of any rights under, any Finance Document; or

          (b)   in investigating any Default.

25.       STAMP DUTIES

          The Borrower shall pay and forthwith on demand indemnify each Finance Party against any liability it incurs in respect of any stamp, registration and similar tax which is or becomes payable in connection with the entry into, performance or enforcement of any Finance Document.

26.       INDEMNITIES

26.1      Currency indemnity

(a) If a Finance Party receives an amount in respect of an Obligor's liability under the Finance Documents or if that liability is converted into a claim, proof, judgment or order in a currency other than the currency (the "contractual currency") in which the amount is expressed to be payable under the relevant Finance Document:-

          (i) that Obligor shall indemnify that Finance Party as an independent obligation against any loss or liability arising out of or as a result of the conversion;

          (ii) if the amount received by that Finance Party, when converted into the contractual currency at a market rate in the usual course of its business, is less than the amount owed in the contractual currency, the Obligor concerned shall forthwith on demand pay to that Finance Party an amount in the contractual currency equal to the deficit; and

           (iii) the Obligor shall pay to the Finance Party concerned on demand any exchange costs and taxes payable in connection with any such conversion.

(b) Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

                                               46
26.2      Other indemnities

          The Borrower shall forthwith on demand indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:-

          (a) the occurrence of any Default;

          (b) the operation of Clause 21.17 (Acceleration) or Clause 32 (Pro rata sharing);

          (c) any payment of principal or an overdue amount being received from any source otherwise than on its Repayment Date and, for the purposes of this paragraph (c), the Repayment Date of an overdue amount is the last day of each Designated Term (as defined in Clause 12.3 (Default interest)); or

          (d) (other than by reason of negligence or default by a Finance Party) a Credit not being borrowed or issued after the Borrower has delivered a Request for that Credit.

          The Borrower's liability in each case includes any loss of margin or other loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under any Finance Document, any amount repaid or prepaid or any Credit.

27.       EVIDENCE AND CALCULATIONS

27.1      Accounts

          Accounts maintained by a Finance Party in connection with this Agreement are prima facie evidence of the matters to which they relate.

27.2      Certificates and determinations

          Any certification or determination by a Finance Party of a rate or amount under this Agreement is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

27.3      Calculations

          Interest (including any applicable MLA Cost) and the fees payable under Clause 23.1 (Commitment and facility fee) and Clause 12.3 (Interest and Instrument fees) accrue from day to day and are calculated on the basis of the actual number of days elapsed and a year of 365 days or 366 days in the case of a leap year.

28.       AMENDMENTS AND WAIVERS

28.1      Procedure

(a) Subject to Clause 28.2 (Exceptions), any term of the Finance Documents may be amended or waived with the agreement of the Borrower, the Majority Banks and the Agent. The Agent may effect, on behalf of the Majority Banks, an amendment to which they have agreed.

(b) The Agent shall promptly notify the other Parties of any amendment or waiver effected under paragraph (a) above, and any such amendment or waiver shall be binding on all the Parties.

28.2      Exceptions

          An amendment or waiver which relates to:-

          (a)   the definition of "Majority Banks" in Clause 1.1;

          (b) an extension of the date for, or a decrease in an amount or a change in the currency of, any payment under the Finance Documents;

          (c)   an increase in a Bank's Commitment;

          (d) the incorporation of additional borrowers and/or drawers or a change in the Guarantor;

          (e) a term of a Finance Document which expressly requires the consent of each Bank; or

          (f) Clause 32 (Pro rata sharing) or this Clause 28 (Amendments and waivers),

          may not be effected without the consent of each Bank.

28.3      Waivers and remedies cumulative

          The rights of each Finance Party under the Finance Documents:-

          (i)   may be exercised as often as necessary;

          (ii) are cumulative and not exclusive of its rights under the general law; and

          (iii) may be waived only in writing and specifically.

          Delay in exercising or non-exercise of any such right is not a waiver of that right.

29.       CHANGES TO THE PARTIES

29.1      Transfers by Obligors

          Neither Obligor may assign, transfer, novate or dispose of any of, or any interest in, its rights and/or obligations under this Agreement.

29.2      Transfers by Banks

(a) A Bank (the "Existing Bank") may at any time assign, transfer or novate any of its rights and/or obligations under this Agreement to another bank or financial institution (the "New Bank"). The prior consent of the Guarantor, the Issuing Bank and the Agent is required for any such assignment, transfer or novation but may not be unreasonably withheld or delayed.

(b)       A transfer of obligations will be effective only if either:-

          (i) the obligations are novated in accordance with Clause 29.3 (Procedure for novations); or

          (ii) the New Bank confirms to the Agent, the Issuing Bank and the Borrower that it undertakes to be bound by the terms of this Agreement as a Bank in form and substance satisfactory to the Agent and the Issuing Bank. On the transfer becoming effective in this manner the Existing Bank shall be relieved of its obligations under this Agreement to the extent that they are transferred to the New Bank.

(c) Nothing in this Agreement restricts the ability of a Bank to sub-contract an obligation if that Bank remains liable under this Agreement for that obligation.

(d) On each occasion an Existing Bank assigns, transfers or novates any of its rights and/or obligations under this Agreement, the New Bank shall, on the date the assignment, transfer and/or novation takes effect, pay to the Agent for its own account a fee of 250 British Pounds.

(e)       An Existing Bank is not responsible to a New Bank for:-

          (i) the execution, genuineness, validity, enforceability or sufficiency of any Finance Document or any other document;

          (ii) the collectability of amounts payable under any Finance Document; or

          (iii) the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document.

(f) Each New Bank confirms to the Existing Bank and the other Finance Parties that it:-

          (i) has made its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Bank in connection with any Finance Document; and

          (ii) will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities while any amount is or may be outstanding under this Agreement or any Commitment is in force.

(g)        Nothing in any Finance Document obliges an Existing Bank to:-

           (i) accept a re-transfer from a New Bank of any of the rights and/or obligations assigned, transferred or novated under this Clause; or

           (ii) support any losses incurred by the New Bank by reason of the non-performance by either Obligor of its obligations under this Agreement or otherwise.

(h) Any reference in this Agreement to a Bank includes a New Bank, but excludes a Bank if no amount is or may be owed to or by that Bank under this Agreement and its Commitment has been cancelled or reduced to nil.

29.3       Procedure for novations

(a)        A novation is effected if:-

          (i) the Existing Bank and the New Bank deliver to the Facility Agent a duly completed certificate, substantially in the form of
                Schedule 5 (a "Novation Certificate"); and

          (ii)  the Agent executes it.

(b) Each Party (other than the Existing Bank and the New Bank) irrevocably authorises the Agent to execute any duly completed Novation Certificate on its behalf.

(c) To the extent that they are expressed to be the subject of the novation in the Novation Certificate:-

          (i) the Existing Bank and the other Parties (the "existing Parties") will be released from their obligations to each other (the "discharged obligations");

          (ii) the New Bank and the existing Parties will assume obligations towards each other which differ from the discharged obligations only insofar as they are owed to or assumed by the New Bank instead of the Existing Bank;

          (iii) the rights of the Existing Bank against the existing Parties and vice versa (the "discharged rights") will be cancelled; and

          (iv) the New Bank and the existing Parties will acquire rights against each other which differ from the discharged rights only insofar as they are exercisable by or against the New Bank instead of the Existing Bank, all on the date of execution of the Novation Certificate by the Agent or, if later, the date specified in the Novation Certificate.

29.4       Register

           The Agent shall keep a register of all the Parties and shall supply any other Party (at that Party's expense) with a copy of the register on request.

29.5       Additional payments

           If following:-

           (a) any transfer or novation of all or any part of the rights or obligations of a Bank to a New Bank under Clause 29.2 (Transfer by Banks); or

           (b)  any change in a Bank's Facility Office,

           any additional amount is required to be paid to the New Bank or that Bank (as the case may be) by a Borrower under Clause 14 (Taxes) or 16 (Increased costs) as a result of laws or regulations in force at the time of that assignment, transfer, novation or change, then the New Bank or Bank (acting through its new Facility Office) will be entitled to receive any such amount only to the extent that the Existing Bank or Bank (acting through its old Facility Office) would have been so entitled had there been no assignment, transfer, novation or change in Facility Office.

30.       DISCLOSURE OF INFORMATION

          Each Bank agrees that all documentation and other information made available by the either Obligor to such Bank, whether under the terms of this Agreement or any other loan agreement with either Obligor, shall (except to the extent required by legal or governmental process or otherwise by law including any regulatory requirements applicable to any Bank or any litigation involving any Bank, or if such documentation and other information is publicly available or hereafter becomes publicly available other than by action of any Bank, or was theretofore known to such Bank independent of any disclosure thereto by either Obligor) be held in the strictest confidence by such Bank and used solely by such Bank and any Affiliate of such Bank (and their respective counsel, accountants and other agents) in connection with the administration, auditing and review of Credits from time to time outstanding from such Bank to either Obligor; provided that (a) the use of such documentation and information by the counsel, the accountants or the other agents of any bank or any Affiliate of such Bank shall be subject to the provisions of this Clause 30, (b) such Bank may disclose such documentation and other information to any other financial institution to which such Bank sells or proposes to make an assignment or sell a participation or other interest in any of its Credits hereunder (or under any other loan agreement with either Obligor), if such other financial institution, prior to such disclosure, agrees for the benefit of the relevant Obligor to comply with the provisions of this Clause (including the provisions of this Clause allowing further disclosure to other financial institutions to whom a sale of a participation or other interest is proposed), and
          (c) such Bank may disclose the provisions of this Agreement and the amounts, maturities and interest rates of its Credits (and similar information relating to any other loan agreement with either Obligor) to any purchaser or potential purchaser of any interest of such Bank in any Credit.

31.       SET-OFF

          A Finance Party may set off any matured obligation owed by an Obligor under this Agreement (to the extent beneficially owned by that Finance Party) against any obligation (whether or not matured) owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. If either obligation is unliquidated or unascertained, the Finance Party may set off in an amount estimated by it in good faith to be the amount of that obligation.

32.       PRO RATA SHARING

32.1      Redistribution

          If any amount owing by an Obligor under this Agreement to a Finance Party (the "recovering Finance Party") is discharged by payment, set-off or any other manner other than through the Agent in accordance with Clause 13 (Payments) (a "recovery"), then:-

          (a) the recovering Finance Party shall, within 3 Business Days, notify details of the recovery to the Agent;

          (b) the Agent shall determine whether the recovery is in excess of the amount which the recovering Finance Party would have received had the recovery been received by the Agent and distributed in accordance with Clause 13 (Payments);

          (c) subject to Clause 32.3 (Exception), the recovering Finance Party shall, within 3 Business Days of demand by the Agent, pay to the Agent an amount (the "redistribution") equal to the excess;

          (d) the Agent shall treat the redistribution as if it were a payment by the Obligor concerned under Clause 13 (Payments) and shall pay the redistribution to the Finance Parties (other than the recovering Finance Party) in accordance with Clause 13.7 (Partial Payments); and

          (e) after payment of the full redistribution, the recovering Finance Party will be subrogated to the portion of the claims paid under paragraph (d) above, and that Obligor will owe the recovering Finance Party a debt which is equal to the redistribution, immediately payable and of the type originally discharged.

32.2      Reversal of redistribution

          If under Clause 32.1 (Redistribution):-

          (a) a recovering Finance Party must subsequently return a recovery, or an amount measured by reference to a recovery, to an Obligor; and

          (b) the recovering Finance Party has paid a redistribution in relation to that recovery,

          each Finance Party shall, within 3 Business Days of demand by the recovering Finance Party through the Agent, reimburse the recovering Finance Party all or the appropriate portion of the redistribution paid to that Finance Party. Thereupon the subrogation in Clause 32.1(e) (Redistribution) will operate in reverse to the extent of the reimbursement.

32.3      Exception

          A recovering Finance Party need not pay a redistribution to the extent that it would not, after the payment, have a valid claim against the Obligor concerned in the amount of the redistribution pursuant to Clause 32.1(e) (Redistribution).

33.       SEVERABILITY

          If a provision of any Finance Document is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:-

          (a) the legality, validity or enforceability in that jurisdiction of any other provision of the Finance Documents; or

          (b) the legality, validity or enforceability in other jurisdictions of that or any other provision of the Finance Documents.

34.       COUNTERPARTS

          This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

35.       NOTICES

35.1      Giving of notices

          All notices or other communications under or in connection with this Agreement shall be given in writing or by telex or facsimile. Any such notice will be deemed to be given as follows:-

          (a)  if in writing, when delivered;

          (b) if by telex, when despatched, but only if, at the time of transmission, the correct answerback appears at the start and at the end of the sender's copy of the notice; and

          (c)  if by facsimile, when received.

          However, a notice given in accordance with the above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

35.2      Addresses for notices

(a) The address, telex number and facsimile number of each Party (other than the Agent) for all notices under or in connection with this Agreement are:-

          (i) that notified by that Party for this purpose to the Agent on or before it becomes a Party; or

          (ii) any other notified by that Party for this purpose to the Agent by not less than five Business Days' notice.

(b)       The address, telex number and facsimile number of the Agent are:-

          New Broad Street House
          35 New Broad Street
          London EC2M 1NH

          Telex No:                               883181 NCNB G
          Fax No:                                 0171 628 8692

          or such other as the Agent may notify to the other Parties by not less than 5 Business Days' notice.

(c) The Agent shall, promptly upon request from any Party, give to that Party the address, telex number or facsimile number of any other Party applicable at the time for the purposes of this Clause.

36.       LANGUAGE

(a) Any notice given under or in connection with any Finance Document shall be in English.

(b) All other documents provided under or in connection with any Finance Document shall be:-

          (i)   in English; or

          (ii) if not in English, accompanied by a certified English translation and, in this case, the English translation shall prevail unless the document is a statutory or other official document.

37.       JURISDICTION

37.1      Submission

          For the benefit of each Finance Party, each Obligor agrees that the courts of England have jurisdiction to settle any disputes in connection with any Finance Document and accordingly submits to the jurisdiction of the English courts.

37.2      Service of process

          Without prejudice to any other mode of service, the Guarantor:-

          (a) irrevocably appoints the Borrower as its agent for service of process relating to any proceedings before the English courts in connection with any Finance Document;

          (b) agrees that failure by a process agent to notify the Guarantor of the process will not invalidate the proceedings concerned; and

          (c) consents to the service of process relating to any such proceedings by prepaid posting of a copy of the process to its address for the time being applying under Clause 35.2 (Addresses for notices).

37.3      Forum convenience and enforcement abroad

          Each Obligor:-

          (a) waives objection to the English courts on grounds of inconvenient forum or otherwise as regards proceedings in connection with a Finance Document; and

          (b) agrees that a judgment or order of an English court in connection with a Finance Document is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

37.4      Non-exclusivity

          Nothing in this Clause 37 limits the right of a Finance Party to bring proceedings against an Obligor in connection with any Finance Document:-

          (a)   in any other court of competent jurisdiction; or

          (b)   concurrently in more than one jurisdiction.

38.       WAIVER OF JURY TRIAL

          The Banks, the Agent, the Borrower and the Guarantor, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waive any right any of them may have to a trial by jury in any litigation based upon or arising out of this Agreement or any related instrument or agreement or any of the transactions contemplated by this Agreement or any course of conduct, dealing, statement (whether oral or written) or actions of any of them. None of the Banks, the Agent, the Borrower or the Guarantor shall seek to consolidate, by counterclaim or otherwise, any such action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.

39.       GOVERNING LAW

          This Agreement is governed by English law.


This Agreement has been entered into on the date stated at the beginning of this Agreement.

                                        SCHEDULE 1


                                  BANKS AND COMMITMENTS

Banks                                              Commitments
                                                  British Pounds
Nationsbank, N.A. (London Branch)                    20,000,000

                                                     __________

                                  Total Commitments  20,000,000 British Pounds
                                                     __________

                                         SCHEDULE 2

                              CONDITIONS PRECEDENT DOCUMENTS

1.     Both Obligors

       A copy of the memorandum and articles of association and certificate of incorporation of each Obligor.

2.     Borrower

(a)    A copy of a resolution of the board of directors of the Borrower:-

       (i) approving the terms of, and the transactions contemplated by, this Agreement and resolving that it execute this Agreement;

       (ii) authorising a specified person or persons to execute this Agreement on its behalf; and

       (iii) authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with this Agreement;

(b) a specimen of the signature of each person authorised by the resolution referred to in paragraph (a) above;

(c) a certificate of a director of the Borrower confirming that utilisation of the Facility in full would not cause any borrowing limit binding on either Obligor to be exceeded; and

(d) a certificate of an Authorised Signatory of the Borrower certifying that each copy document specified in this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

3.     Guarantor

(a)     A copy of a resolution of the board of directors of the Guarantor:-

        (i) approving the terms of, and the transactions contemplated by, this Agreement and resolving that it execute this Agreement;

        (ii) authorising a specified person or persons to execute this Agreement on its behalf; and

        (iii) authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with this Agreement;

(b) a specimen of the signature of each person authorised by the resolutions referred to in paragraphs (a) above.

4.      Other documents

        A copy of any other authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the entry into and performance of, and the transactions contemplated by, any Finance Document or for the validity and enforceability of any Finance Document.

5.      Legal opinion

        A legal opinion of John R Leekley, legal adviser to the Guarantor, addressed to the Finance Parties and in form and substance satisfactory to the Agent.

                                         SCHEDULE 3

                               CALCULATION OF THE MLA COST


(a) The MLA Cost for a Loan is calculated in accordance with the following formula:-

       BY + L(Y-X) + S(Y-Z)
       --------------------% per annum = MLA Cost
           100(B+S)

       where on the day of application of the formula:-

       B is the percentage of the Agent's eligible liabilities which the Bank of England requires the Agent to hold on a non-interest-bearing deposit account in accordance with its cash ratio requirements;

       Y is the rate at which Sterling deposits are offered by the Agent to leading banks in the London interbank market at or about 11.00 a.m. on that day for the relevant period;

       L is the percentage of eligible liabilities which the Bank of England requires the Agent to maintain as secured money with members of the London Discount Market Association and/or as secured call money with certain money brokers and gilt-edged primary market makers;

       X is the rate at which secured Sterling deposits in the relevant amount may be placed by the Agent with members of the London Discount Market Association and/or as secured call money with certain money brokers and gilt-edged primary market makers at or about 11.00 a.m. on that day for the relevant period;

        S is the percentage of the Agent's eligible liabilities which the Bank of England requires the Agent to place as a special deposit; and

        Z is the interest rate per annum allowed by the Bank of England on special deposits.

(b)     For the purposes of this Schedule 3:-

        (i) "eligible liabilities" and "special deposits" have the meanings given to them at the time of application of the formula by the Bank of England;

        (ii)   "relevant period" in relation to a Loan, means:-

               (A) if its Term is 3 months or less, its Term; or

               (B) if its Term is more than 3 months, each successive period of 3 months and any necessary shorter period comprised in that Term.

(c) In the application of the formula, B, Y, L, X, S and Z are included in the formula as figures and not as percentages, e.g. if B = 0.5% and Y = 15%, BY is calculated as 0.5 x 15.

(d)      (i)  The formula is applied on the first day of each relevant period comprised in the Term of the relevant Loan.

         (ii) Each rate calculated in accordance with the formula is, if necessary, rounded upward to four decimal places.

(e) If the Agent determines that a change in circumstances has rendered, or will render, the formula inappropriate, the Agent (after consultation with the Banks) shall notify the Borrower of the manner in which the MLA Cost will subsequently be calculated. The manner of calculation so notified by the Agent shall, in the absence of manifest error, be binding on all the Parties.



<PAGE)
                                             60

                                       SCHEDULE 4

                                    FORM OF REQUEST

                                          Part I
                                        For a Loan

To:    NATIONSBANK, N.A. (London Branch) as Agent

From:  TRIMAS CORPORATION LIMITED

                                                      Date:[             ]


TRIMAS CORPORATION LIMITED-20,000,000 British Pounds Revolving Credit Agreement
dated [     ]
                                          July, 1996

1.      We wish to borrow a Loan as follows:-

        (a)  Drawdown Date: [                 ]

        (b)  Amount: [          ] British Pounds

        (c)  Term: [                 ] /alternative Term: [       ]*

        (d)  Payment Instructions: [                    ].

2. We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Request.



By:

TRIMAS CORPORATION LIMITED
Authorised Signatory










- --------------------
*         Complete only of the requested Term is of an optional duration.

                                    Part II

                               For an Instrument


To:     NATIONSBANK, N.A. (London Branch) as Agent

From:   TRIMAS CORPORATION LIMITED                Dated:  [            ]

TRIMAS CORPORATION LIMITED 20,000,000 British Pounds Revolving Credit Agreement
dated [    ] July, 1996

1. We request the Banks to issue an Instrument in the attached form as follows:-

         (a)   Drawdown Date: [                    ];

         (b)   Face Amount [                   ] [reducing as follows];

         (c)   Beneficiary: [                            ];

         (d)   Term: [                         ];

         (e)   Expiry Date: [                        ];

         (f)   Purpose: [                       ];

         (g)   Issue Instructions: [                            ].

2. We attach copies of the written confirmation of the Beneficiary that the form of the requested Instrument is acceptable to it.

3. We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Request.


By:

TRIMAS CORPORATION LIMITED



Authorised Signatory


 .....................................
















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                                       62

                                    SCHEDULE 5

                          FORM OF NOVATION CERTIFICATE

To:       NATIONSBANK, N.A. (London Branch) as Agent

From:     [THE EXISTING BANK] and [THE NEW BANK]            Date: [         ]


TRIMAS CORPORATION LIMITED - 20,000,000 British Pounds Revolving Credit
Agreement dated [      ]
                                     July, 1996

We refer to Clause 29.3 (Procedure for novations).

1.        We [           ] (the "Existing Bank") and [           ] (the "New
          Bank") agree to the Existing Bank and the New Bank novating all the Existing Bank's rights and obligations referred to in the Schedule in accordance with Clause 29.3 (Procedure for novations).

2. The specified date for the purposes of Clause 29.3(c) is [date of novation].

3. The Facility Office and address for notices of the New Bank for the purposes of Clause 35.2 (Addresses for notices) are set out in the Schedule.

4.        This Novation Certificate is governed by English law.


                                       THE SCHEDULE

Rights and obligations to be novated

[Details of the rights and obligations of the Existing Bank to be novated].

[New Bank]

[Facility Office                                  Address for notices]

[Existing Bank]           [New Bank]                  Nationsbank, N.A. (London
                                                      Office)

By:                       By:                         By:

Date:                     Date:                       Date:

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                                           63

                                     SIGNATORIES


Borrower

TRIMAS CORPORATION LIMITED

By: /s/ PETER C DECHANTS



Guarantor

TRIMAS CORPORATION

By: /s/ PETER C DECHANTS



Banks

NATIONSBANK N.A. (London Office)

By: /s/ OSCAR CRANZ III



Issuing Bank

NATIONSBANK N.A. (London Office)

By: /s/ OSCAR CRANZ III



Agent

NATIONSBANK, N.A. (London Office)

By: /s/ OSCAR CRANZ III